Exhibit 10.6

This Share Purchase Agreement is made this 15th day of August, 2003, by and among (1) CDT Acquisition Corp., a Delaware, USA corporation registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America but whose address for service under this Agreement is Greenwich House, Madingley Rise, Madingley Road, Cambridge, CB3 OTX, United Kingdom (the “Vendor”), (2) Ulvac, Inc., a Japanese corporation with its principal place of business at 2500 Hagizono, Chigasaki, Kanagawa, 253-8543, Japan, (the “Purchaser”), (3) Litrex Corporation, a Delaware, USA corporation, with its principal place of business at 6670 Owens Drive, Pleasanton, California, 94588, United States of America, the further details of which are set forth in Schedule 2 (the “Corporation”), and (4) Cambridge Display Technology Limited, a U.K. corporation with its principal place of business at Greenwich House, Madingley Rise, Madingley Road, Cambridge, CB3 OTX, United Kingdom (“CDT UK”).

Index:

1. Definitions and interpretation
2. Sale and purchase of the First Sale Stock
3. First Sale Stock Consideration
4. Escrow Account
5. Pledge Agreement
6. Vendor’s Put Option
7. Purchaser’s Call Option
8. Vendor’s Call Option
9. Distressed Sale
10. Second Sale Stock Consideration
11. Vendor Warranties and Covenants
12. Corporation Warranties and Covenants
13. CDT UK Warranties and Covenants
14. Deliveries
15. Power of Attorney
16. Purchaser Warranties
17. Auditors
18. General
19. Officer Liability
20. Indemnity
21. Counterparts
22. Escrow Instructions
Schedule 1 (Definitions and Interpretation)
Schedule 2 (Information concerning the Corporation)

Schedule 3 (Subscription Terms)
Schedule 4 (New Certificate of Incorporation)
Schedule 5 (New By-Laws)
Schedule 6 (Schedule of Creditors)
Schedule 7 (Limitations on Liability of the Vendor and CDT UK)
Schedule 8 (Limitations on Liability of the Corporation)
Schedule 9 (Escrow Instructions)
Schedule 10 (Subcontractors)
Schedule 11 (Pledge Agreement)
Annexure 1 (List of Key Employees of Litrex)

Background:

(A)	It is the intention of the parties that following the purchase of the First Sale Stock, the Vendor will own 50% of the issued Common Stock, the Purchaser will own 50% of the issued Common Stock and the Corporation will, in accordance with the provisions of the Joint Venture Agreement, have sufficient working capital to continue operations according to the Business Plan which has been agreed between the parties and is annexed to the Joint Venture Agreement.

(B)	It is the intention of the parties that immediately following the purchase of the Second Sale Stock by the Purchaser, the Vendor will own 0% of the issued Common Stock and the Purchaser will own 100% of the issued Common Stock of the Corporation.

(C)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the First Sale Stock and the Second Sale Stock on the terms of this Agreement (the First Sale Stock and the Second Sale Stock may be referred to as the Stock).

(D)	Furthermore the parties and the Corporation (as appropriate) have agreed to:

•	enter into the Joint Venture Agreement; and

•	enter into the CDT Fallback Licence; and

•	enter into the Development Subcontract (in the agreed form); and

•	CDT Distribution Agreement (in the agreed form); and

•	enter into the Memorandum Agreement (in the agreed form);

•	make the Announcement.

(E)	The Purchaser is entering into this Agreement on the understanding that the Schedule of Creditors attached hereto as Schedule 6 is accurate and complete in all material respects at July 31, 2003.

(F)	The Purchaser is entering into this Agreement on the understanding that after 30 April, 2003, the Corporation has not incurred any additional debt not disclosed prior to the First Closing.

It is agreed as follows:

1.	Definitions and interpretation

The provisions of Schedule 1 shall apply in respect of the defined terms used and the interpretation of this Agreement.

2.	Sale and purchase of the First Sale Stock

2.1	In order to create an even number of outstanding shares prior to the First Closing, the Corporation has issued one share of Common Stock of the Corporation to the Vendor before the Negative Net Worth Elimination Condition was achieved.

2.2	Subject to the terms of this Agreement, the Vendor shall sell and the Purchaser shall purchase, the First Sale Stock with all rights attaching to or accruing to them (including all dividends and distributions declared, paid or made on or after the date of this Agreement).

2.3	The sale of the First Sale Stock shall take place on 15 August 2003 and shall be effected through the means of electronic communication and telegraphic transfer of funds. First Closing shall be deemed to be effected in Cambridge, United Kingdom and Tokyo, Japan.

2.4	Such sale shall be subject to the Vendor Warranties, the Corporation Warranties, the CDT UK Warranties, the Vendor Covenants, the Corporation Covenants, the Purchaser Warranties and the delivery of the documents and things required to be delivered pursuant to this Agreement.

3.	First Sale Stock Consideration

The First Sale Stock Consideration

3.1	The First Sale Stock Consideration is the payment by the Purchaser to the Vendor of USD $ 13,880,000 in cleared cash funds by telegraphic transfer to an account nominated by the Vendor for the purpose subject to and in accordance with the terms of this Agreement comprised of the following elements:

(a)	a basic amount of US $12,050,000; and

(b)	50% of the loans advanced by the Vendor to the Corporation from 1 March to 31 May 2003 (such 50% share amounting to US $530,000);

(c)	100% of the loans advanced by the Vendor to the Corporation from 1 June 2003 to 11 August 2003 in respect of the Corporation’s Cash Flow needs (such 100% share amounting to US $ l,300,000).

The amounts set out in (b) and (c) above in respect of the Cash Flow requirements of the Corporation are shown on the bank statements in Part 4 of Schedule 2.

The Negative Net Worth Elimination Condition

3.2	The Vendor and the Purchaser hereby agree and acknowledge that it is a condition of the purchase of the First Sale Stock that prior to the First Closing, all negative Net Worth of the Corporation is completely eliminated. The Vendor hereby undertakes that by capitalisation of all of its outstanding loan balance due from the Corporation as of 11 August 2003, the Vendor shall completely eliminate all negative Net Worth of the Corporation prior to the First Closing. To achieve this prior to the First Closing, the Vendor shall capitalize all of its outstanding loan balance due from the Corporation as of 11 August 2003. This shall be referred to in this Agreement as the (“Negative Net Worth Elimination Condition”). Such capitalization shall take place without the issuance of any stock to the Vendor.

3.3	In order to verify that the negative Net Worth was completely eliminated, the parties hereby further acknowledge and accept that:

(a)	the Corporation shall as soon as possible and in any event, within one (1) month following the First Closing prepare and submit to the Purchaser its balance sheet at the time of the First Closing and shall certify that the negative Net Worth was completely eliminated prior to the First Closing. The balance sheet and the certification submitted shall utilize and shall be strictly subject to the definition of negative Net Worth in Schedule 1;

(b)	the Purchaser shall as soon as possible and in any event, within one (1) month after receipt of all of the documents described above in Clause 3.3(a), investigate whether the negative Net Worth was completely eliminated;

(c)	within fifteen (15) days after the Vendor’s receipt of notification regarding the outcome of the investigation referred to in Clause 3.3(b), the Vendor and the Purchaser shall confer to reach a mutual agreement regarding the elimination of all negative Net Worth. If Vendor and Purchaser do not reach a mutual agreement regarding the Negative Net Worth Elimination Condition, the Vendor and the Purchaser shall appoint a neutral accounting firm, of which both parties approve, and such independent accounting firm shall issue an opinion regarding any outstanding or unresolved issued between the parties related to the Negative Net Worth Elimination Condition. The opinion of such neutral accountants shall be final and binding and, accordingly, the Vendor and the Purchaser shall have no further claim under this Agreement in respect of the Negative Net Worth Elimination Condition once such opinion has been issued;

(d)	in the event that, through the above described process, it is confirmed that the negative Net Worth was not completely eliminated at the time of the First Closing, then the Purchaser shall be entitled to receive the amount corresponding to the actual negative Net Worth which exists at the time of the First Closing from the First Additional Escrow Amount in the Escrow Account subject to Clauses 4.5 and 4.6;

(e)	in the event that negative Net Worth as of the First Closing is more than the First Additional Escrow Amount in the Escrow Account, the Vendor shall reimburse such excess to the Purchaser.

4.	Escrow Account

4.1	At First Closing:

(a)	Ten percent of the First Sale Stock Consideration (the “First Sale Escrow Amount”) shall be held back from the First Sale Stock Consideration and this shall be placed in an escrow account mutually acceptable to the parties (the “Escrow Account”); and

(b)	In addition to the amount set forth in Clause 4.1(a), ten percent of the First Sale Stock Consideration (the “First Additional Escrow Amount”) shall be held back from the First Sale Stock Consideration and this shall be placed in the Escrow Account.

4.2	At Second Closing:

(a)	An amount equal to 10% of the Second Sale Stock Consideration (the “Second Sale Escrow Amount”) shall be held back from the Second Sale Stock Consideration and this shall be placed in the Escrow Account; and

(b)	50% of the maximum amount of the expense for the Exit Bonus Plan which is projected and agreed by the parties at the Second Closing (the “Second Additional Escrow Amount”) shall be placed in the Escrow Account. The parties shall use their best efforts to determine the maximum amount of the expense for the Exit Bonus Plan prior to the Second Closing, and in the event the parties cannot agree, PricewaterhouseCoopers shall make the final and binding determination of such amount.

4.3	This Clause 4 and the Escrow Instructions shall apply to the Escrow Account. Each of the Vendor and the Purchaser hereby undertakes to give instructions in respect of the Escrow Account promptly and efficiently, and in good faith, to give effect to the spirit and intent of this Agreement.

4.4	Any costs and fees associated with establishing and operating the Escrow Account shall be borne by the Vendor and the Purchaser each bearing 50% and the Vendor and the Purchaser shall indemnify Osborne Clarke and City-Yuwa accordingly. Any interest accruing on the amount held in the Escrow Account shall (unless otherwise expressly stated in this Agreement) belong to the party to which such funds are ultimately released. The parties hereto agree that no Escrow Agent (as defined in Schedule 9) shall be liable for any damages whatsoever to any party.

The First Additional Escrow Amount

4.5	The purpose of holding the First Additional Escrow Amount in the Escrow Account shall only be to provide the Purchaser with security as regards the Negative Net Worth Elimination Condition.

4.6

The Purchaser shall procure that the First Additional Escrow Amount is released to the Vendor within fifteen (15) days after the date on which the Vendor and the Purchaser agree on all aspects of the Negative Net Worth Elimination Condition or the neutral accountants referred to in Clause 3.3(c) have issued their decision regarding any issues not agreed upon by the parties. Provided that when the Purchaser has the right to receive an amount equal to the amount of negative Net Worth pursuant to Clause 3.3(d), such amount shall be deducted and only the remainder shall be released to the Vendor. If the Net Worth of the Corporation as

of the First Closing is positive, the Purchaser shall promptly reimburse to the Vendor such positive amount.

The First Sale Escrow Amount

4.7	The purpose of holding the First Sale Escrow Amount in the Escrow Account shall only be to provide security to the Purchaser in respect of the breach of the Vendor Warranties and the CDT UK Warranties.

4.8	Except as provided below, the Purchaser shall procure that the First Sale Escrow Amount is released to the Vendor on Second Closing or if earlier the third anniversary of the date of this Agreement.

4.9	In the event that the Purchaser has a claim in respect of the Vendor Warranties or the CDT UK Warranties which is Finally Resolved by Second Closing then the Purchaser shall be entitled to deduct the Finally Resolved amount of its claim from the First Sale Escrow Amount upon such claim becoming Finally Resolved but always after taking into account the Limitations on Liability of the Vendor and CDT UK at Schedule 7.

4.10	If the Purchaser makes a Claim against the Vendor or CDT UK and such amount as Finally Resolved exceeds the First Sale Escrow Amount, the Purchaser shall deduct such excess from the Second Sale Consideration or, in the event that it is entitled and so decides not to complete the Second Closing due to a Material Occurrence, may bring a claim directly against any property of the Vendor and/or CDT UK.

4.11	In the event that the Purchaser has a claim in respect of the Vendor Warranties or the CDT UK Warranties which is NOT Finally Resolved before the due date for release of the First Sale Escrow Amount then the following provisions shall apply (and the Purchaser shall take all such steps as are reasonably necessary to procure compliance with the same).

(a)	The Purchaser, no later than 20 days following the due date for release of the First Sale Escrow Amount, shall apply to the Expert, requesting a determination as to what amount might reasonably represent the value of the damages in respect of the outstanding claim after taking into account the Limitations on liability of the Vendor and CDT UK in Schedule 7 (the “Interim Claim Amount”). For the avoidance of doubt the Interim Claim Amount shall have no effect on the amount determined upon such claim becoming Finally Resolved. All costs and fees of the Expert shall be borne as the Expert directs.

(b)	Following the Expert’s determination as to the Interim Claim Amount, if and to the extent that the Interim Claim Amount is less than the amount then held in the Escrow Account in respect of the First Sale Escrow Amount then the difference between the amount held in the Escrow Account in respect of the First Sale Escrow Amount and the Interim Claim Amount shall be released to the Vendor.

(c)	Following the Expert’s determination as to the Interim Claim Amount, if and to the extent that the Interim Claim Amount exceeds the amount then held in the Escrow Account in respect of the First Sale Escrow Amount then no monies shall be released from the Escrow Account in respect of the First Sale Escrow Amount until the claim is Finally Resolved.

(d)	In the event that the Purchaser does not obtain the Expert’s determination specifying the Interim Claim Amount within 90 days after the due date for release of the First Sale Escrow Amount then all amounts standing to the credit of the Escrow Account in respect of the First Sale Escrow Amount shall be released to the Vendor. Provided that if the failure to obtain the Expert’s determination is caused by the failure of the Vendor or any CDT Affiliate to cooperate with the Expert, such time limit stated herein shall not apply.

(e)	If the Expert fails to make a determination through no fault or delay of either party, the Escrow Accounts shall be maintained without change and the parties shall use their best efforts to resolve outstanding issues.

The Second Sale Escrow Amount

4.12	The purpose of holding the Second Sale Escrow Amount in the Escrow Account shall only be to provide security to the Purchaser in respect of the breach of the Vendor Warranties or the CDT UK Warranties.

4.13	Except as provided below, the Purchaser shall procure that the Second Sale Escrow Amount is released to the Vendor on the date falling 12 months after Second Closing.

4.14	In the event that the Purchaser has a claim in respect of the breach of the Vendor Warranties or the CDT UK Warranties which is Finally Resolved before the due date for release of the Second Sale Escrow Amount then the Purchaser shall be entitled to deduct the Finally Resolved amount of its claim from the Second Sale Escrow Amount upon such claim becoming Finally Resolved after taking into account the Limitations on Liability of the Vendor and CDT UK at Schedule 7 and any amounts deducted in respect of such claim from the First Sale Escrow Amount.

4.15	In the event that the Purchaser has a claim in respect of the Vendor Warranties or the CDT UK Warranties which is NOT Finally Resolved by the due date for release of the Second Sale Escrow Amount then the following provisions shall apply (and the Purchaser shall take all such steps as are necessary to procure compliance with the same).

(a)	The Purchaser, no later than 20 days following the due date for release of the Second Sale Escrow Amount, shall apply to the Expert, requesting a determination as to what amount might reasonably represent the value of the damages in respect of the outstanding claim after taking into account the Limitations on liability of the Vendor and CDT UK in Schedule 7 (the “Interim Claim Amount”). All costs and fees of the Expert shall be borne as the Expert directs.

(b)	Following the Expert’s determination as to the Interim Claim Amount, if and to the extent that the Interim Claim Amount is less than the amount then held in the Escrow Account then the difference between the amount held in the Escrow Account and the Interim Claim Amount shall be released to the Vendor.

(c)	Following the Expert’s determination as to the Interim Claim Amount, if and to the extent that the Interim Claim Amount exceeds the amount then held in the Escrow Account in respect of the Second Sale Escrow Amount then no monies shall be released from the Escrow Account until the claim is Finally Resolved and the Purchaser may withhold any such excess amount from the Second Sale Consideration until such time as the Claim is Finally Resolved.

(d)	In the event that the Purchaser does not obtain the Expert’s determination specifying the Interim Claim Amount within 90 days after the due date for release of the Second Sale Escrow Amount then all amounts standing to the credit of the Escrow Account shall be released to the Vendor. Provided that if the failure to obtain the Expert’s determination is caused by delay by the Expert or the failure of the Vendor or any CDT Affiliate to cooperate with the Expert, such time limit stated herein shall not apply.

(e)	If the Expert fails to make a determination through no fault or delay of either party, the Escrow Accounts shall be maintained without change and the parties shall use their best efforts to resolve outstanding issues.

The Second Additional Escrow Amount

4.16	The purpose of holding the Second Additional Escrow Amount in the Escrow Account shall only be to cover the funding responsibility of the Vendor for the Exit Bonus Plan (defined in the JVA) for the JV Period (defined in the JVA).

4.17	Pursuant to the Exit Bonus Plan which shall be adopted as of execution of the JVA, the Vendor shall be responsible to the Purchaser for 50% of the payment to the employees of the Corporation under the Exit Bonus Plan, in which actual payment will be made after 6 months from the Second Closing. The Purchaser shall be entitled to receive from the Second Additional Escrow Amount an amount equal to 50% of the actual payment to the employees of the Corporation under the Exit Bonus Plan and the Purchaser shall take all necessary steps to ensure that the remainder, if any, of the Second Additional Escrow Amount is released to the Vendor within fifteen (15) days after the date on which the payment for the Exit Bonus Plan was made by the Corporation.

4.18	In the event that the Purchaser will not proceed with purchase of the Second Sale Stock due to a Material Occurrence, the Vendor shall be responsible for 50% of the payments (if any) made in relation to this Exit Bonus Plan to the Purchaser. In this case, the Purchaser shall be entitled to receive such amount from the First Sales Escrow Amount and in the execution of the Pledged Securities pursuant to Clause 5.

4.19	The parties hereto acknowledge and agree that the release to the Vendor of any escrow amount shall not release any claims against the Vendor or CDT UK.

4.20	Any reference to the appointment or reference to “the Expert” in this Clause 4 shall be dealt with as contemplated by Clause 18.14 below.

5.	Pledge Agreement

5.1	At First Closing, the Vendor shall deliver to the Purchaser the Pledge Agreement (duly executed by the Vendor) together with the Pledged Securities.

5.2	The purpose of the Pledge Agreement shall only be to provide security to the Purchaser in respect of any breach of this Agreement, the JVA and the Ancillary Agreements by the Vendor or CDT UK.

5.3	Under the terms of Clause 9 of the Pledge Agreement, the Purchaser shall be entitled to satisfy itself as to the payment of a Qualifying Proven Claim. The following provisions of this Clause 5 set out and specify in detail the circumstances in which Clause 9 of the Pledge Agreement may be invoked.

5.4	In order for a claim by the Purchaser to be a (“Qualifying Proven Claim”) then:

(a)	such claim must be for a Qualifying Excess; and

(b)	such claim must be Finally Resolved; and

(c)	a Material Occurrence must have occurred; and

(d)	the Purchaser must have made an irrevocable election in writing not to proceed with the purchase of the Second Sale Stock within 60 days of the date of the occurrence of the Material Occurrence or (if later) within 60 days of the Purchaser becoming aware of the occurrence of the Material Occurrence.

5.5	Transfer of the Pledged Securities shall be executed in compliance with related US law.

5.6	On the occasion of any demand by the Purchaser for payment in respect of a Qualifying Proven Claim and these remain unpaid by the Vendor or CDT UK within 90 days of such demand, the valuation of the Common Stock and determination of the number of Pledged Securities to be transferred into the Purchaser’s name as contemplated by Clause 9 of the Pledge Agreement shall be settled in accordance with the following provisions:

(a)	first by the Vendor and the Purchaser attempting to agree the valuation of the Common Stock based on the Fair Market Value of the Corporation and the resultant Fair Stock Price, but failing such agreement within 30 days of the commencement of such discussions,

(b)	by the Valuation Expert determining the valuation of the Common Stock based on the Fair Market Value of the Corporation and the resultant Fair Stock Price (the “Expert Determination Method”).

5.7	The “Fair Market Value” of the Corporation shall be the fair market value of the entire issued Common Stock of the Corporation taking into account the following assumptions:

(a)	the transfer is between a willing seller and a willing purchaser;

(b)	the valuation point is the date on which the Valuation Expert makes his determination (the “Determination Date”);

(c)	all information regarding the Corporation is fully disclosed;

(d)	any loan capital provided by the Purchaser up to its USD $6.83 million commitment pursuant to Clause 12 of the JVA shall be deemed equity capital for these purposes; and

(e)	the maximum Fair Market Value that the Valuation Expert may determine shall be the Second Sale Stock Consideration calculated on the same basis as if at the Second Closing but with the adjustment to be made in accordance with Clause 10 as at the Determination Date.

5.8	The “Fair Stock Price” shall be such Fair Market Value divided by the number of shares of Common Stock in issue on the Determination Date (assuming that there are only shares of Common Stock in issue). In the event that there are other shares in issue apart from Common Stock then the Fair Stock Price shall be determined by agreement between the parties or by such other method as the Valuation Expert considers to be appropriate in each case considering the capital structure of the Corporation.

5.9	The Corporation hereby undertakes to make available to the Stockholders and the Valuation Expert such information as they each may reasonably require for the purpose of determining the Fair Market Value and the Fair Stock Price.

5.10	Should the determination of the Fair Market Value and the Fair Stock Price fall to be determined by the Expert Determination Method then the following provisions shall apply.

5.11	An independent internationally recognised accounting firm or investment bank with no direct or indirect significant business relationship with either Stockholder or members of their respective Groups (the “Valuation Expert”) shall be appointed to determine the Fair Market Value and the Fair Stock Price having regard to the principles set out in this Agreement by agreement between the Stockholders or failing such agreement after 10 Business Days of the commencement of such discussions, by the head of the San Francisco Office of American Arbitration Association or their designee.

5.12	The Valuation Expert shall act as an expert and not as an arbitrator. The Stockholders shall each have the right to make written representations to the Valuation Expert and shall each ensure that all relevant circumstances concerning the valuation are fully disclosed to the Valuation Expert. The decision of the Valuation Expert shall, in the absence of manifest error, be final and binding on the Stockholders and CDT UK. All costs incurred by the Valuation Expert shall be borne by the Vendor and the Purchaser in equal shares unless the Valuation Expert determines otherwise.

5.13	Unless otherwise agreed, the Pledge Agreement shall terminate on the Second Closing or the third anniversary of the First Closing which ever occurs first. Provided that if the third anniversary of the First Closing occurs prior to the Second Closing, the Purchaser shall return to the Vendor the certificates in respect of the Pledged Securities not transferred pursuant to this Clause 5 and the Pledge Agreement.

5.14	If the value of the Pledged Securities as determined by the Valuation Expert is inadequate to fully compensate the Purchaser for the amount of the Qualifying Proven Claim, including any costs incurred with enforcing the Pledge Agreement, the Purchaser may bring a claim directly against the Vendor and/or CDT UK.

6.	Vendor’s Put Option

6.1	Subject to the terms of this Agreement and of the Joint Venture Agreement, at any time after two years have elapsed from the date hereof, the Vendor may send notice to the Purchaser that the Vendor is exercising its put option to sell all, but not some, of its shares of Common Stock in the Corporation. Within three months after receipt of such notice, the Purchaser shall be required to purchase all of the outstanding shares of Common Stock of the Corporation held by the Vendor. The price for such purchase of the Second Sale Stock shall be the Second Sale Stock Consideration as set forth in Clause 10.

6.2	Such sale shall take place at a place agreed upon by the Vendor and the Purchaser. Such sale shall be subject to the Title Warranties only and the parties shall deliver the documents and things required to be delivered pursuant to Clause 14.

6.3	The Purchaser shall not be obliged to proceed with and complete a purchase of the Second Sale Stock in the event that a (“Material Occurrence”) has occurred but shall otherwise be obligated to proceed with such purchase.

6.4	A Material Occurrence for this purpose is where:

(a)	there is a material risk of infringement of Equipment Patents which substantially prevents the Corporation from manufacturing ink jet printers irrespective of the use to which the machine is put or its application to any process; or

(b)	a competitor of the Purchaser or the Corporation acquires a controlling interest in the Vendor, where:

(i)	such competitor is a direct competitor of the Corporation or the Purchaser in the field of the manufacture or supply of ink jet printers and/or manufacturing devices for the use of semi-conductors or electronic parts. Competitors of the Purchaser include but are not limited to Seiko Epson Corporation, Canon Inc., Applied Materials, Inc., AKT, TOKKI, Hitachi High-Technologies, Shibaura Mechatronics Corp., TEL, ANELVA, AFC, DNP, Kurt J. Lesker and Cha Industries;

(ii)	a controlling interest is an interest giving the acquirer referred to above an interest in greater than 50% of the voting rights of the Vendor; or

(c)	the Vendor is liquidated;

(d)	the Corporation has been required by a regulatory authority or court having jurisdiction to discontinue trading on a permanent basis for any reason; or

(e)	the SEC Cross-License is terminated or, as a result of a breach by CDT UK of Clause 11.52, sub-licences under the SEC Cross Licence become commercially unavailable to the Corporation’s customers generally; or

(f)	at least 5 of the 10 Key Employees of which at least 3 are among the top 5 of the Key Employees set forth in Annexure 1 to this Agreement provided the Purchaser has not directly or indirectly taken any action which is calculated to persuade any of these to terminate their association with the Corporation, give notice of the termination of their employment with the Corporation in such circumstances that:

(i)	the dates of expiry of all the notices of termination occur within a period of 3 months of each other;

(ii)	the end of such 3 month period referred to in (i) above occurs not more than 6 months prior to the second anniversary of First Closing.

7.	Purchaser’s Call Option

7.1	The Purchaser may, after the lapse of two years from the date hereof, notify the Vendor that the Purchaser will purchase from the Vendor all, but not some, of the shares of Common Stock of the Corporation held by the Vendor.

7.2	Within three (3) months after receipt of such notice by the Vendor, the Purchaser shall be required to purchase all of the outstanding shares of Common Stock of the Corporation held by the Vendor. The price for such purchase of the Second Sale Stock shall be the Second Sale Stock Consideration as set forth in Clause 10.

7.3	Such sale shall take place at a place agreed upon by the Vendor and the Purchaser. Such sale shall be subject to the Title Warranties and the parties shall deliver the documents and things required to be delivered pursuant to Clause 14.

8.	Vendor’s Call Option

8.1	If:

(a)	the Purchaser suffers an insolvency event (meaning a formal insolvency procedure such as bankruptcy, administration, receivership, liquidation or anything analogous to the same in the relevant jurisdiction other than as part of a solvent and bona fide reconstruction or amalgamation); or

(b)	pursuant to sub-clause 6.4, a Material Occurrence has occurred and either

(i)	the Purchaser has exercised its right not to proceed with the purchase of the Second Sale Stock in accordance with Clause 6.3 (“Refusal Right”); or

(ii)	the Purchaser has given written notice to the Vendor that it does not intend to exercise its right to elect to purchase the Second Sale Stock and would exercise its Refusal Right;

the Vendor shall in any such case have the option to deliver a notice in writing to the Purchaser to the effect that the Vendor will purchase from the Purchaser all, but not some, of the First Sale Stock and the Preferred Stock held by the Purchaser or its nominee.

8.2	Within three (3) months after receipt of such notice by the Vendor, the Purchaser shall be required to sell all of the First Sale Stock and the Preferred Stock to the Vendor on terms that the Title Warranties shall be deemed to be given by the Purchaser to the Vendor in connection with the purchase of the First Sale Stock and Preferred Stock by the Vendor.

8.3	The aggregate price for such purchase of the First Sale Stock and Preferred Stock shall be:

(a)	the First Sale Stock Consideration as set forth in Clause 3.1; plus

(b)	any cash amounts invested in the Corporation by the Purchaser by way of subscribing for any Preferred Stock in the Corporation or the grant of any loans to the Corporation but not otherwise, (excluding, for the avoidance of doubt any funding provided or deemed to be provided pursuant to the Development Sub-Contract Agreement or any sub-contracts in respect of the same or similar agreements).

8.4	On payment of the aggregate purchase price under Clause 8.3, any loans made to the Corporation by the Purchaser shall be deemed to be repaid in full.

8.5	Such sale shall take place at a place agreed upon by the Vendor and the Purchaser and the parties shall deliver the documents and things required to be delivered pursuant to Clause 14, as if all references therein to the Vendor and the Purchaser were references to the Purchaser and the Vendor respectively.

9.	Distressed Sale

9.1	For the purpose of this Clause 9 a “Distressed Sale Situation” is a situation where the Purchaser (in the case of Clause 9.2) or the Vendor (in the case of clause 9.3) is in Financial Distress (as defined in the JVA).

Re-sale of First Sale Stock by the Purchaser

9.2	If the Purchaser is in a Distressed Sale Situation, or the Purchaser wishes to sell the First Sale Stock prior to the lapse of two years from the date hereof, the Purchaser may propose to sell all, but not some, of its Stock to the Vendor for 50% of the Second Sale Stock Consideration. Such a proposal by the Purchaser shall be treated in accordance with the JVA provided always that, if the Purchaser sells the First Sale Stock pursuant hereto, the funding requirements set forth in clauses 8 and 12 of the JVA shall cease.

Early Sale of Second Sale Stock by the Vendor

9.3	If, the Vendor is in a Distressed Sale Situation, or wishes to sell the Second Sale Stock prior to the lapse of two years from the date hereof, the Vendor may propose to sell all but not some of the Second Sale Stock to the Purchaser for 50% of the Second Sale Stock Consideration. Such a proposal shall be treated by the Vendor in accordance with the JVA.

9.4	The Second Sale Stock Consideration shall for the purpose of this Clause 9 be calculated on the same basis as if at the Second Closing, but with the adjustment to be made in accordance with Clause 10 being the date on which the Vendor or the Purchaser (as the case may require) offers to sell its Second Sale Stock pursuant to this clause.

10.	Second Sale Stock Consideration

10.1	Without prejudice to clauses 6.l and 7.1, the Second Sale Stock Consideration shall be USD$14,583,000 (the “Basic Amount”) adjusted as follows by deducting from the Basic Amount;

10.2	If the total amount of the Cash Flow deficiency for the period March 1, 2003 through December 31, 2003 exceeds USD$3,000,000, the Second Sale Stock Consideration shall be reduced by such excess.

10.3	If the aggregated amount of the Cash Flow of the Corporation from January l, 2004 to the Second Closing is a negative amount, the Second Sale Stock Consideration shall be further reduced by the amount of such deficit.

10.4	If the aggregated amount of the positive Cash Flow of the Corporation from January l, 2004 to the Second Closing is more than USD$7,000,000, such amount in excess of USD$7,000,000 may be used only to offset any decrease in the Second Sale Stock Consideration resulting from the application of Clause 10.2 and 10.3.

10.5	The Cash Flow described above shall be calculated without taking into account any payment by either party or any payment made by the Corporation to any parties (together with, in either such case, any related costs incurred) that are related to any development subcontract entered into between either party and the Corporation.

10.6	The amount of the Second Sale Stock Consideration shall not be less than US$10,000,000 PROVIDED THAT a breach of this Agreement, the JVA or the Ancillary Agreements by the Vendor or CDT UK may lower such amount subject to the limitations described in Schedule 7.

10.7	In calculating the Cash Flow deficiency to be deducted from the Second Sale Stock Consideration, at the request of the Vendor, the Purchaser will accept appropriate adjustments regarding the evaluation of working capital existing at the Second Closing based upon costs related to increasing inventory, provided that both Stockholders mutually agree (acting reasonably and without undue delay) that such increase in inventory is based upon an actual increase in confirmed orders.

10.8	If there is a dispute between the Vendor and the Purchaser regarding the amount of any adjustments in the Second Sale Stock Consideration based on this Clause 10, the Vendor and the Purchaser shall appoint an independent accounting firm, of which both parties approve, and such independent accounting firm shall issue an opinion regarding the amount of the negative Cash Flow and such opinion shall be binding on the parties.

10.9

In addition to the rights set forth in Clause 4.14, in the event that the Purchaser has any claim in respect of a breach of any warranty, covenant, or undertaking under, this Agreement, the JVA or the Ancillary Agreements by the Vendor or CDT UK (or any claim in respect of a breach of a Corporation Warranty or a

Corporation Covenant) which is Finally Resolved at Second Closing and in respect of which it has not been satisfied, then the Purchaser shall be entitled to deduct the Finally Resolved amount of such claim from the Second Sale Stock Consideration. Provided always that, in the event that the Purchaser does not proceed with the Second Sale, Purchaser may seek to enforce and subsequently enforce any claim against any property of the Vendor, CDT UK and/or the Corporation and/or the Pledged Securities as determined in the discretion of Purchaser.

10.10	In the event that the Purchaser has any claim in respect of a breach of any warranty, covenant, or undertaking under, this Agreement, the JVA or the Ancillary Agreements by the Vendor or CDT UK (or any claim in respect of a breach of a Corporation Warranty or a Corporation Covenant) which is NOT Finally Resolved:

(a)	The Purchaser, no later than 20 days following the due date for the payment of the Second Sale Consideration, shall apply to the Expert, requesting a determination as to what amount might reasonably represent the value of the damages in respect of the outstanding claim after taking into account the Limitations on liability of the Vendor and CDT UK in Schedule 7 and the Corporation in Schedule 8 (the “Second Interim Claim Amount”). All costs and fees of the Expert shall be borne as the Expert directs.

(b)	The Purchaser shall be entitled to withhold the Second Interim Claim Amount from the Second Sale Consideration until such time as the Claim is Finally Resolved.

(c)	In the event that the Purchaser does not obtain the Expert’s determination specifying the Second Interim Claim Amount within 90 days after the due date for payment of the Second Sale Consideration then the Second Sale Consideration shall be paid to the Vendor without deduction of the Claim. Provided that if the failure to obtain the Expert’s determination is caused by delay by the Expert or the failure of the Vendor or any CDT Affiliate to cooperate with the Expert, such time limit stated herein shall not apply.

(d)	If the Expert fails to make a determination through no fault or delay of either party, the Second Interim Amount shall continue to be withheld from the Second Sale Consideration and the parties shall use their best efforts to resolve outstanding issues.

10.11

 To the extent that the Purchaser is already compensated for its loss in respect of a particular matter or thing by having successfully brought a claim in respect of a breach of this Agreement, the JVA or the Ancillary Agreements by the Vendor,

CDT UK or the Corporation and recovered damages from the Vendor, CDT UK or the Corporation (as appropriate) then the amount of any deduction from the Second Sale Stock Consideration shall be adjusted, if appropriate, to take account of such recovery so that the Purchaser does not receive the windfall benefit of a double recovery. To the extent that the Purchaser is compensated for its loss in respect of a particular matter or thing by way of adjustment to the Second Sale Stock Consideration as contemplated by this Agreement then the Purchaser shall not thereafter be entitled to recover damages in respect of a breach of this Agreement or the Ancillary Agreements by the Vendor, CDT UK or the Corporation. Nothing in this Agreement shall be taken to imply that the Purchaser must sue the Corporation.

10.12	Nothing herein shall prevent the Purchaser from proceeding with a claim against any property of the Vendor or CDT UK in the event that a Claim by the Purchaser exceeds the amount of the value of the Second Sale Stock subject to the provisions of Schedule 7.

11.	Vendor Warranties and Covenants

Basis of Vendor Warranties

11.1	In connection with the transfer of the First Sale Stock to the Purchaser, the Vendor warrants to the Purchaser that (save as disclosed in the Disclosure Letter) each of the Vendor Warranties is true and accurate in all material respects and not misleading as at the First Closing (except as expressly provided in Clause 11.20), and for the avoidance of doubt, the fact that the Second Closing takes place shall not affect the period(s) hereunder within which the Purchaser may claim that any of the Warranties have been breached, PROVIDED ALWAYS THAT the Purchaser shall not be entitled (but only to the extent it has actually recovered damages) to recover damages in respect of the same loss from both the Vendor and/or CDT UK and/or the Corporation and PROVIDED ALWAYS THAT the Purchaser shall not be entitled to any damages in respect of a breach of a Vendor Warranty if and only to the extent that the Purchaser proceeds with the purchase of the Second Sale Stock and has been fully compensated for its damages by an adjustment to the Second Sale Stock Consideration. Any amount paid by either of the Vendor or CDT UK to the Purchaser in respect of the provisions of this Agreement shall be treated by the Vendor as a reduction in the consideration for the Stock. It is accepted and understood that the Vendor only gives the Title Warranties in respect of the Second Sale Stock at Second Closing and that neither the Corporation nor CDT UK will give any warranties at Second Closing.

11.2

Each of the Vendor Warranties is a separate and independent warranty and shall not be limited by reference to any other warranty in this Agreement provided that a disclosure in the Disclosure Letter against one warranty shall be effective as a disclosure against all relevant warranties provided always that the information supplied is complete and accurate in relation to such other warranties.

11.3	The provisions of Schedule 7 shall apply to limit the liability of the Vendor in respect of any Claim.

11.4	Where in relation to a warranty which specifically requests matters to be addressed in the Disclosure Letter, the information supplied in relation to that matter in question in the Disclosure Letter is complete and accurate in relation to each applicable warranty.

Vendor Warranties

THE VENDOR WARRANTIES ARE AS FOLLOWS

11.5	The Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. (Category C)

11.6	The execution, delivery and performance by the Vendor of this Agreement and the consummation by the Vendor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Vendor. (Category C)

11.7	This Agreement has been duly and validly executed and delivered by the Vendor and constitutes the legal, valid, and binding obligation of the Vendor, enforceable against it in accordance with its terms. The execution, delivery and performance by the Vendor of this Agreement and the consummation by the Vendor of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Vendor or any CDT Affiliate is subject; (ii) violate any order, judgment or decree applicable to the Vendor or any CDT Affiliate; (iii) result in a breach or default entitling termination under, any license, including, without limitation, the SEC Cross-License, or any other provision of any other license necessary for the Corporation to carry on the business or for the Corporation’s customer to utilize the Products; (iv) result in a breach or default under the Certificate of Incorporation, By-laws or other charter documents of the Vendor or any CDT Affiliate (v) result in the creation of, or give any party the right to create, an Encumbrance upon the property or assets of the Vendor or any CDT Affiliate or the Corporation, including the Vendor’s and any CDT Affiliate’s and the Corporation’s Intellectual Property. (Category C)

11.8	The Management Accounts have been consistently prepared and fairly reflect the trading position of the Corporation as at their date and for the period to which they relate. (Category C)

11.9	The entering into of this Agreement, the JVA and all the other Ancillary Agreements with the Purchaser contemplated by the parties hereto, shall not cause any existing agreement (“Existing Agreements”) between the Corporation and any other party or parties to become void, voidable or illegal and the Corporation will not be limited in its ability to perform its obligations under the Existing Agreements as a result of the Purchaser acquiring an interest in the Corporation. (Category C)

11.10	No consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority or any other third party is required in connection with the execution, delivery or performance by the Vendor of this Agreement or the taking of any other action contemplated hereby. (Category C)

11.11	There is no litigation pending (pending meaning that a suit has been filed) of which the Corporation and/or the Vendor are parties, or to the Vendor’s knowledge, threatened. (Category C)

11.12	The Vendor is the record and beneficial owner of all of the shares and equity of the Corporation which is represented by the First Sale Stock and the Second Sale Stock. Schedule 2 hereto lists all of the outstanding shares, regardless of class and/or voting rights and the owner of all of such shares. The Vendor has not encumbered, pledged, promised or used as collateral the Stock. There are no existing shareholder agreements and no previous shareholder has any rights related to the stock currently issued in relation to the Corporation pursuant to any shareholder agreements. The sale and delivery of the First Sale Stock to the Purchaser pursuant to this Agreement will convey to the Purchaser title to the First Sale Stock free and clear of Encumbrances. (Category A)

11.13	The Vendor has delivered to the Purchaser copies of the Accounts which fairly present the financial condition and operating results of the Corporation as at the Accounts Date. The Accounts have been prepared in accordance with US GAAP. (Category C)

11.14	The Corporation has not received any grants, allowances, loans or financial aid of any kind from any government department or other board, body, agency or authority. (Category C)

11.15	Except as noted in the Accounts, the Corporation is not a guarantor or indemnifier of any indebtedness of any other person, firm or corporation. (Category C)

11.16	Save as disclosed in the Management Accounts since the Accounts Date there has been no material change in the financial or trading position of the Corporation. (Category C)

11.17	Since the Accounts Date the Corporation has not incurred or committed to incur any material capital expenditure (being capital expenditure in excess of USD$100,000 in respect of any one item or related series of transactions). (Category C)

11.18	True copies of the Policies have been made available for inspection to the Purchaser’s advisers and are summarised in the Disclosure Letter. No premiums are overdue in respect of the Policies. There are no outstanding claims in respect of the Policies. (Category C)

11.19	The Corporation is not a party to any agreement, arrangement or commitment which relates to matters outside its ordinary business or was not entered into on arms’ length terms. (Category C)

11.20	The Products which have been manufactured and sold by the Corporation and which are presently manufactured utilizing Intellectual Property and specifications provided by the Corporation up to the time of the First Closing do not infringe any Equipment Patent (including any such infringement in respect of any patent issuing after the date hereof). This warranty shall continue to be true and accurate in all material respects and not misleading as regards future Products manufactured and sold after the First Closing save where such Intellectual Property and/or specifications are altered or otherwise added to in such a way that the alterations or additions result in infringement of an Equipment Patent as contemplated by this Clause 11.20. (Category B)

11.21	The Vendor has received no written notice that any patent utilized by the Corporation is subject to an invalidation claim. (Category C)

11.22	There have been no significant indications known to the Vendor that any of the Subcontractors will prematurely terminate any existing contract with the Corporation or otherwise prematurely cease to work for the Corporation within three years after the First Closing. The Vendor has not been informed by any Subcontractor that it will not renew its contract at the appropriate time. (Category C)

11.23	The Corporation has entered into an employment contract (including the protection of Intellectual Property) with each of the Key Employees. (Category C)

11.24	The Vendor and any CDT Affiliate are not in any default (a) under its respective Memorandum or Articles of Association, certificate of incorporation or (b) so far as the Vendor is aware under any note, indenture, mortgage, or under any lease, agreement, contract, purchase order or other instrument, document or agreement to which it is a party or by which it or any of its property is bound or affected nor (c) so far as the Vendor is aware with respect to any applicable law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case described in Clause (a) or Clause (b) hereof, would have a material adverse effect. (Category C)

11.25	Neither the execution and delivery of this Agreement nor any agreement executed contemporaneously herewith and the compliance by the Vendor with the terms and provisions hereof and thereof, will conflict with, or result in any breach or violation of, any of the terms, conditions and provisions of: (i) the Vendor’s Certificate of Incorporation or By-Laws; (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which they are subject; (iii) mortgage, contract or indenture to which it is a party or to which it is subject; or (iv) so far as the Vendor is aware any applicable law, including without limitation any laws of the United Kingdom or the United States. (Category C)

11.26	No action, proceeding or governmental inquiry or investigation, including any action, proceeding or governmental inquiry or investigation related to the failure to pay Taxes, is pending (pending meaning that a suit has been filed) or (to the best of the knowledge and belief of the Vendor) threatened against the Vendor, any CDT Affiliate or any of their officers, directors or employees (in their capacity as such) or any of their properties before any court, arbitration board or tribunal or administrative or other governmental agency in any jurisdiction, nor is the Vendor or any CDT Affiliate aware that there is any basis, factual or otherwise, for the foregoing, and which remains outstanding. The foregoing includes without limiting its generality, actions pending (pending meaning that a suit has been filed) or threatened involving the prior employment of any of the Vendor’s or CDT Affiliates’ or the Corporation’s employees or use by any of them in connection with the Vendor’s or CDT Affiliates’ business of any information, property or techniques allegedly proprietary to any of their former employers. (Category C)

11.27

 Pursuant to the Note Purchase Agreement dated 9 November 2001 (“Note Purchase Agreement”) and the Separation and Services Agreement dated November 20, 2001 (“Separation and Services Agreement”) the Corporation has good and full title, control and possession to the Assets as defined in both the

Note Purchase Agreement and (except as expressly mentioned therein) the Separation and Services Agreement and has unlimited right to use them for an indefinite period and a world-wide, perpetual, non-exclusive, fully paid-up non-royalty bearing, non-transferable right and license to use the Licensed Technology or the Company Intellectual Property as defined respectively in both the Separation and Services Agreement and the Note Purchase Agreement for use in a non-graphic industry and not in competition with Raster Graphic, Inc., both without any restrictions by or obligations against either of these companies. (The contents of the Assets and the Licensed Technology are detailed in the Disclosure Letter). (Category A)

11.28	The conduct of the Corporation’s business has not and as now conducted is not in competition with Raster Graphic, Inc. as prohibited by any agreement between the Corporation and Raster Graphic, Inc. (Category C)

11.29	Subject to the conditions set out below, CDT UK has the right under a cross-license agreement with Seiko Epson Corporation (“SEC”) dated November 25, 1999 as supplemented by a side letter dated January 24, 2000, (the “SEC Cross-License”) to grant sub licenses (with no right to sub-licence further) together with the equivalent CDT UK technology to the Corporation and the Corporation’s customers worldwide in respect of the SEC Patents and certain related rights it order for such sub licensees to manufacture, have manufactured, use, sell, offer to sell, import, lease or otherwise dispose of LEP Display Devices, and such right to sub license will continue in force for so long as there are patents to license (even after the SEC Cross-License is terminated, in respect of (at a minimum) SEC Patents in effect at the date of such termination or the Vendor or any CDT Affiliate ceased to own any shares in the Corporation. The conditions of the grant of the sub licenses are in general terms that (a) the sub licensee grants back to CDT UK and SEC a reciprocal license to use any relevant technology owned by the sub licensee, and (b) the royalty rate under the sub license is set at not less than the agreed minimum rate of the total net sales value of LEP Display Device and (c) the proposed sub-licensee not being hostile to SEC (for example being in pending or threatened substantive litigation). (Category A)

11.30	The Corporation owns all rights to the current system designs and its software except software that is commercially available for off the shelf purchase and except any software licensed from Raster Graphics Inc. The Corporation cannot be prevented by past and present employees (and their former employers) or subcontractors from manufacturing and selling complete systems where such systems contain existing components from such past and present subcontractors. (Category A)

11.31	The loan balance of the Corporation due to the Vendor was USD $7,859,559 as at close of business on February 28, 2003 and US$8,919,559 as at close of business on May 31, 2003. (Category C)

11.32	Each of the Corporation’s Tax Returns in respect of the period up to 31 December 2002 has been filed on its behalf and, is complete and materially correct, and all Taxes which have become due before the First Closing and any interest and penalties with respect to such Taxes, have been paid. No unsatisfied deficiency, delinquency, or default for any Taxes of the Corporation has been claimed or assessed against the Corporation, nor has the Corporation received written notice of any such deficiency, delinquency, or default and the Corporation is unaware of any situation that would give rise to any assessment related to any unsatisfied deficiency, delinquency, or default for any Taxes. (Category A)

11.33	The Corporation has not received any product liability claim regarding its products. (Category A)

11.34	The Corporation has paid in full or has made sufficient reserves for all of the payments and obligations due or payable with respect to its employees. (Category C)

11.35	The Corporation is not subject to any environmental liability under any common law, state, federal or any governmental entity’s laws or ordinances. There does not exist now any situation that could potentially obligate the Corporation to remediate, clean-up or take any other action with respect to any land that it occupies, previously occupied or to which the Corporation caused or may have caused any damage. The Corporation has not utilized, stored, sold, manufactured or possessed any hazardous substance under any environmental law or any common law or other law that could potentially expose the Corporation to a material environmental liability. (Category A)

11.36	The Corporation is not in any default (a) under its certificate of incorporation or by-laws, or under any mortgage, or under any lease to which it is a party or by which it or any of its property is bound or affected nor (b) with respect to any applicable law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any government department, commission, board, bureau, agency, domestic or foreign, which default, in any such case described in Clause (a) or Clause (b) hereof, would have a material adverse effect on the conduct or value of the Business. (Category C)

11.37

 The Vendor and the Corporation are not responsible and will not be held liable for any debt, obligation, liability or any costs or expense whatsoever, associated with, incurred by or owed by Opsys US or it affiliates. Opsys US has not borrowed any money from or otherwise incurred any debt owed to the Vendor or the

Corporation that is currently outstanding or has been forgiven, reduced or restructured by the Vendor or the Corporation. The obligations of Opsys US and any related bankruptcy or similar proceeding or any lawsuit or other claim made against Opsys US shall not Encumber any asset of the Corporation, including Intellectual Property owned by it. The Corporation does not utilize any Intellectual Property licensed from or otherwise provided by Opsys US or CDT Oxford Limited (formerly known as Opsys UK Limited). (Category C)

11.38	The Corporation has the authority to issue the Preferred Stock that may be issued pursuant to the JVA. (Category C)

11.39	The Management Accountant has prepared the Schedule of Creditors attached hereto, and the Vendor warrants that it is accurate and complete in all material respects as at 31 July 2003 and that, since 31 July 2003 the Corporation has conducted its business in the normal and ordinary course. (Category C)

11.40	The Corporation has not as of the date of the First Closing incurred any debt not disclosed in the Schedule of Creditors. (Category C)

11.41	The Corporation does not enjoy the benefit of any licenses of Intellectual Property other than (l) those relating to standard off the shelf software packages, (2) the software license from Howard Bieliech and (3) those referred to in Clause 11.30. (Category C)

11.42	There are no agreements or contracts entered into between or among the Corporation and any CDT Affiliate. (Category C)

11.43	The warranties provided by the Corporation in clause 12 and by CDT UK in clause 13 shall be deemed to have been given by and shall be enforceable against the Vendor.

11.44	No Intellectual Property utilized by the Corporation in any respect, and specifically as related to the LEP Field is subject to transfer, license or any other claim or right to use by the USDC. There are no provisions of any agreement with the USDC will restrict the Corporation in its use of any Intellectual Property developed by or for the Corporation. (Category C This categorisation is without prejudice to any ability of the Purchaser to bring a claim under clause 11.30.)

Vendor Title Warranties

THE VENDOR TITLE WARRANTIES TO BE GIVEN AT SECOND CLOSING ARE AS FOLLOWS

11.45	The delivery and performance of the Vendor of its obligations at Second Closing and the Consummation by the Vendor of the transactions contemplated at Second Closing have been duly authorised by all necessary corporate action on the part of the Vendor. (Category A)

11.46	The Vendor is the record and beneficial owner of all of the shares and equity of the Corporation which is represented by the Second Sale Stock pursuant to this Agreement and will convey to the Purchaser title to the Second Sale Stock free and clear of Encumbrances. (Category A)

Vendor Covenants

THE VENDOR COVENANTS ARE AS FOLLOWS

11.47	The Vendor covenants and undertakes with the Purchaser that, in the event of the Purchaser bringing a claim against the Vendor in respect of this Agreement, then the Vendor will not make any claim against the Corporation or any director or employee of the Corporation on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. (Category C)

11.48	The Vendor covenants and undertakes with the Purchaser that it shall maintain, without granting or having imposed on it any Encumbrance, all Intellectual Property owned by it and the licenses granted by it or to it for the duration of this Agreement and the duration of the Joint Venture Agreement. (Category C)

11.49	The Vendor covenants and undertakes with the Purchaser that it shall not object to the issuance of any Preferred Stock to the Purchaser pursuant to the terms of this Agreement and that if the Corporation’s Certificate of Incorporation or other governance document need to be amended in order to issue such Preferred Stock, the Vendor shall assist the Purchaser in having such governance document amended and the Vendor shall raise no objection to such amendment PROVIDED ALWAYS THAT the Preferred Stock shall be issued only on the terms set out in this Agreement. (Category C)

11.50

 The Vendor shall keep the terms of this deal confidential (including but not limited to sale price and terms of the sale of the Stock) except to the extent it is necessary or reasonable to make such a disclosure to customer or governmental agency and such disclosure is agreed to in advance by the Purchaser. (Category C).

11.51	The Vendor shall reimburse or refund any amounts granted to or otherwise provided to the Vendor by the United States Display Consortium (“USDC”) prior to the First Closing where such amount are required to be reimbursed or refunded by the USDC pursuant to any agreement entered into by the Corporation prior to the First Closing. The Vendor shall have the sole right to negotiate and confer with the USDC regarding such reimbursement or refund. Provided always that if the USDC issues any order or otherwise demands payment within a specified period of time or threatens litigation, the Vendor shall make such reimbursement in full prior to any deadline required by the USDC or applicable law and the amount paid to the USDC shall be deducted from the Second Sale Stock Consideration or any other property of Vendor and/or CDT UK. Any amount funded after the First Closing by the USDC shall be for the account of the Corporation. The Vendor may, at is option, control the management of any existing agreement with the USDC and Chuck Edwards shall be the contact person for the Corporation on all contacts with the USDC. The Vendor’s obligations under this Clause shall not be limited by the time limits set forth in Schedule 7. (Category C)

11.52	Unless otherwise expressly agreed to by the Purchaser in advance, the Corporation, CDT UK and the Vendor agree that they shall not terminate or amend the SEC Cross-License in such manner in a way which, when all circumstances are considered, may adversely affect to a significant degree the interests of the Corporation, irrespective of the effect such amendment may have on existing or potential future customers of the Corporation. (Category A)

11.53	The Vendor hereby covenants and undertakes not to exercise any of its Intellectual Property in any way that would prevent or restrict (i) this Corporation from developing, manufacturing, selling, distributing, supporting or otherwise exploiting the Product; (ii) the Corporation’s customers who utilize the Products from utilizing the Product; or (iii) the Purchaser and its Group members (as defined in the JVA) who utilize the Products from utilizing the Product. The Vendor will not bring any claim based upon the use of CDT UK’s or the Vendor’s Intellectual Property against such persons listed above provided always that the activities of such persons are within the parameters describe above. Following the Second Closing, these covenants and undertakings shall extend in favour of any successor to the Corporation, licensee of the Corporation or subcontractor of the Corporation provided such person is the Purchaser or a Group Member of the Purchaser (as the same is defined in the JVA). (Category A).

12.	Corporation Warranties and Covenants

Basis of Corporation Warranties

12.1	In connection with the transfer of the First Sale Stock to the Purchaser, the Corporation warrants to the Purchaser that (save as disclosed in the Disclosure Letter) each of the Corporation Warranties is true and accurate in all material respects and not misleading as at the First Closing (except as expressly provided in Clause 11.20 which shall be deemed given by the Corporation) and for the avoidance of doubt, the fact that the Second Closing takes place shall not affect the period(s) hereunder within which the Purchaser may claim that any of the Warranties have been breached PROVIDED ALWAYS THAT the Purchaser shall not be entitled to recover damages in respect of the same loss from both the Vendor and/or CDT UK and/or the Corporation and PROVIDED ALWAYS THAT the Purchaser shall not be entitled to any damages in respect of a breach of a Corporation Warranty if and to the extent that the Purchaser proceeds with the purchase of the Second Sale Stock and has been fully compensated for its damages by an adjustment to the Second Sale Stock Consideration and PROVIDED ALWAYS THAT the Vendor shall (if it so requests) have delegated to it absolutely by the Corporation on the Corporation’s behalf the conduct of any proceedings defending the Corporation against a claim for breach of the Corporation Warranties. Each of the Corporation Warranties is a separate and independent warranty and shall not be limited by reference to any other warranty in this Agreement provided that a disclosure in the Disclosure Letter against one warranty shall be effective as a disclosure against all relevant warranties. It is accepted and understood that the Vendor only gives the title warranties in respect of the Second Sale Stock at Second Closing and that neither the Corporation nor CDT UK will give any warranties at Second Closing.

12.2	Each of the Corporation Warranties is a separate and independent warranty and shall not be limited by reference to any other warranty in this Agreement provided that a disclosure in the Disclosure Letter against one warranty shall be effective as a disclosure against all relevant warranties provided always that the information supplied is complete and accurate in relation to such other warranties. The provisions of Schedule 8 shall apply to limit the liability of the Corporation in respect of any Claim.

12.3	Where in relation to a Warranty which specifically requests matters to be addressed in the Disclosure Letter, the information supplied in relation to that matter in question in the Disclosure Letter is complete and accurate in relation to each applicable warranty.

Corporation Warranties

THE CORPORATION WARRANTIES ARE AS FOLLOWS

12.4	The authorized capital stock of the Corporation is as stated in the New Certificate of Incorporation and New By-Laws. Schedule 2 hereto list all of the outstanding shares, regardless of class and/or voting rights and the owner of all of such shares. All such shares are owned by the Vendor and have been validly issued, fully paid and non-assessable and are owned free and clear of any Encumbrances. There are outstanding no other securities or shares, securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Corporation, or subscriptions, warrants, options, rights or other arrangements or commitments obligating the Corporation to issue or dispose of any of its equity securities or any ownership interest therein.

12.5	The Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware. (Category C)

12.6	The Corporation has provided the minutes of the Corporation to the Purchaser, and such minutes are complete in all material respects and accurately reflect all material action taken prior to the date of this Agreement by its board of directors and stockholders. (Category C)

12.7	The Accounts were prepared in accordance with US GAAP. The Accounts fairly present the financial condition and operating results of the Corporation as at the Accounts Date. (Category C)

12.8	The Management Accounts have been consistently prepared and fairly reflect the trading position of the Corporation as at their date and for the period to which they relate. (Category C)

12.9	The Corporation maintains a standard system of accounting established and administered in accordance with US GAAP. All relevant financial books and records of the Corporation are in its possession or otherwise under its direct control. (Category C)

12.10	Where any of the records of the Corporation are kept on computer, the Corporation maintains adequate back up records and support in the event of any fault or failure of relevant computer hardware and software. (Category C)

12.11	The Corporation has since the Accounts Date carried on its business in the ordinary course, so as to maintain it as a going concern and paid its creditors in the ordinary course and within the credit periods customarily prevailing with such creditors. (Category C)

12.12	The Corporation has not received any grants, allowances, loans or financial aid of any kind from any government department or other board, body, agency or authority. (Category C)

12.13	Since the last date to which the Management Accounts were prepared, the Corporation has not

(a)	suffered any material adverse change in the business or financial condition of the Corporation;

(b)	declared, set aside or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect to the Corporation’s capital stock, or redeemed or otherwise acquired any shares of the Corporation’s capital stock or issued or sold any securities of any class;

(c)	made or granted

(i)	any increase in the rate or terms of compensation payable or to become payable by the Corporation to its directors, officers or the Key Employees, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases) or

(ii)	any increase in the rate or terms of any bonus, insurance, pension or the employee benefit plan, payment or arrangement made to, for or with any such directors, officers or Key Employees, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases);

(d)	entered into any agreement, commitment or transaction or related series of agreements commitments or transactions (including, without limitation any borrowing, capital expenditure or capital financing) exceeding One Hundred Thousand Dollars U.S. (US$100,000.00);

(e)	made any change in accounting methods, principles or practices;

(f)	permitted or allowed any of the material tangible properties or assets to be subjected to any Encumbrance;

(g)	disposed of or permitted to lapse any registered trademark or patent or (save in the ordinary course of its business) transferred or granted any rights under any lease, license, agreement or trademark or patent, of the Corporation; or

(h)	agreed, whether in writing or otherwise, to take any action heretofore described in this Clause. (Category C)

12.14	The Corporation has good and marketable title to all of its tangible assets reflected in the Management Accounts (except for such tangible assets sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Management Accounts), free and clear of all Encumbrances. (Category A)

12.15	Real Properties and Facilities.

(a)	The Disclosure Letter contains a list of all Leased Properties; the Corporation owns no real property.

(b)	The Corporation has provided or made available to the Purchaser true and correct copies of all leases relating to the Leased Properties. All such leases were validly entered into by the Corporation and have not been materially amended or modified by the parties thereto except as set forth in written amendments attached to such leases. The Corporation is not in default under the terms of any such lease.

(c)	The buildings and other facilities utilized by the Corporation are free of any material latent structural or engineering defects known to the Corporation (without any investigation or verification on the part of the Corporation). (Category C)

12.16	The accounts receivable reflected on the Accounts have arisen in the ordinary course of business in accordance with normal credit policies are subject to no valid counterclaims or set-offs for which reserves have not been established. (Category C)

12.17	The Disclosure Letter sets forth a list of all trademarks, patents and applications thereto owned by the Corporation. (Category C)

12.18

 The Disclosure Letter lists all employee benefit plans of the Corporation. Except as set forth in the Disclosure Letter or as referred to in the Joint Venture Agreement, with respect to each of such employee benefit plans, the Corporation has delivered or made available to the Purchaser, as applicable, copies of any: (i) plans and related trust documents and amendments thereto: (ii) the most recent summary plan descriptions and the most recent annual report; (iii) the most recent actuarial valuation report, if any; and (iv) the most recent determination letter received from the relevant tax authorities, if any. To the best of the knowledge and belief of the Corporation, there is no material risk that it could be subject to any material liability in the United States under any laws and regulations of the United States concerning employees’ benefits (including retirement plans and health plans) and/or Taxes. With respect to each employee benefit plan the Corporation is in compliance in all material respects with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations; there are no material actions or proceedings (other than routine claims for benefits) pending or, to the Corporation’s knowledge, threatened, with respect to any employee benefit plan or against the assets of any employee benefit plan. (Category C)

12.19	The Corporation has entered into an employment contract (including the protection of Intellectual Property) with each of the Key Employees.

12.20	The Corporation has all necessary and appropriate authorizations and approvals from all the relevant governmental authorities to conduct its business as currently being conducted. All such authorizations and approvals are in full force and effect and (so far as the Corporation is aware) no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach or default under any such contract, authorization, approval or arrangement, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

12.21	The Corporation has not received any written notification intimating that it has not operated and is not now operating in compliance with all laws, rules, regulations, and orders to which it is subject. The Corporation possesses all material governmental licenses, permits, authorizations and approvals necessary to carry on the whole of its business and operations in all material respects as presently conducted.

12.22	Each of the Corporation’s Tax Returns in respect of the period up to 31 December 2002 has been filed on its behalf and, is complete and materially correct, and all Taxes which have become due and any interest and penalties with respect to such Taxes, have been paid. No unsatisfied deficiency, delinquency, or default for any Taxes of the Corporation has been claimed, proposed or assessed against the Corporation, nor has the Corporation received written notice of any such deficiency, delinquency, or default and the Corporation is unaware, after a reasonable investigation, of any situation that would give rise to any assessment related to any unsatisfied deficiency, delinquency, or default for any Taxes.

12.23	There is no litigation pending (pending meaning that a suit has been filed), or to the Corporation’s knowledge, threatened, which seeks to enjoin, limit or obtain damages in respect to the Intellectual Property owned by or any license granted to or by, the Corporation or any CDT Affiliate or the Vendor. (Category C)

12.24	The Corporation owns all rights to the current system designs and its proprietary software except software that is commercially available for purchase off the shelf and except for software licensed from Raster Graphics Inc. The Corporation cannot be prevented by past and present employees (and their employers) or subcontractors from manufacturing and selling complete systems where such systems contain existing components from such past and present subcontractors. (Category A)

12.25	There have been no strikes, slowdowns or picketing against the Corporation and to the Corporation’s knowledge, none are threatened which would materially and adversely affect the business or financial condition of the Corporation.

12.26	The Corporation is not subject to any environmental liability under any common law, state, federal or any governmental entity’s laws or ordinances. There does not exist now any situation that could potentially obligate the Corporation to remediate, clean-up or take any other action with respect to any land that it occupies, previously occupied or to which the Corporation caused or may have caused any damage. The Corporation has not utilized, stored, sold, manufactured or possessed any hazardous substance under any environmental law of any common law or other law that could potentially expose the Corporation to environmental liability. (Category A)

12.27	The Corporation has received no written notification from any Key Employees that he will leave the Corporation or otherwise cease to work for the Corporation within three years after the First Closing.

12.28	The Corporation is not in any default (a) under its certificate of incorporation or by-laws, or under any mortgage, or under any lease to which it is a party or by which it or any of its property is bound or affected nor (b) with respect to any applicable law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any government department, commission, board, bureau, agency, domestic or foreign, which default, in any such case described in Clause (a) or Clause (b) hereof, would have a material adverse effect.

12.29

 Neither the execution nor delivery of this Agreement nor any agreement executed contemporaneously herewith or pursuant hereto and the compliance by the Corporation with the terms and provisions hereof and thereof, will conflict with, or result in any breach or violation of, any of the terms, conditions and provisions of: (i) the Corporation’s Certificate of Incorporation or By-Laws; (ii) any

judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which it is are subject; (iii) any mortgage or lease to which it is a party or to which it is subject; or (iv) so far as the Corporation is aware any applicable law of the States of California and Delaware or the United States.

12.30	No action, proceeding or governmental inquiry or investigation is pending (pending meaning that a suit has been filed) or (to the best of the knowledge and belief of the Corporation) threatened against the Corporation or any of its officers or directors (in their capacity as such), including any action, proceeding or governmental inquiry or investigation related to the failure to pay Taxes before any court, arbitration board or tribunal or administrative or other governmental agency in any jurisdiction, nor has the Corporation received written notification intimating that there is any basis, factual or otherwise, for the foregoing and which remains outstanding.

12.31	The Corporation has paid in full or has made sufficient reserves for all of the payments and obligations due or payable with respect to its employees.

12.32	The Corporation has no subsidiaries and owns no shares of any other corporation or ownership units of any other entity.

12.33	True copies of the Policies have been made available for inspection to the Purchaser’s advisers and are summarised in the Disclosure Letter. No premiums are overdue in respect of the Policies. There are no outstanding claims in respect of the Policies. (Category C)

12.34	The Disclosure Letter shows:

(a)	the name of each bank or other financial institution in which the Corporation has an account, lock box or safe deposit box;

(b)	the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney for the Corporation; and

(c)	all instruments or agreements to which the Corporation is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

12.35

 The Disclosure Letter sets forth every material business relationship (other than normal employment relationships) involving the Corporation which is not on arms length terms. Except as disclosed in the Disclosure Letter, neither the Vendor nor any of the CDT Affiliates owns any assets which are used in the Corporation’s business, or is engaged in any business which competes with Corporation’s business.

12.36	The Corporation is not in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, any national or local governmental authority, including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours, discrimination, zoning ordinances and building codes and all environmental laws, which would adversely affect the operation and ways of business of the Corporation as currently conducted. Copies of all notices of violation, if any, of any of the foregoing which the Corporation has received are attached to the Disclosure Letter.

12.37	So far as the Corporation is aware, the entering into this Agreement, the JVA and all the other Ancillary Agreements with Purchaser contemplated by the parties hereto, shall not cause any existing agreement (“Existing Agreements”) between the Corporation and any other party or parties to become void, voidable or illegal and the Corporation will not be limited in its ability to perform its obligations under the Existing Agreements as a result of Purchaser acquiring an interest in the Corporation.

12.38	The Corporation warrants that no Product sold prior to the First Closing is subject to or is or would be the basis for any claim by any third party for:

(a)	breach of contract, tort, or cause of action concerning quality(Category C); or

(b)	product liability. (Category A).

12.39	The Corporation warrants that no accepted purchase order is subject to unilateral right of cancellation by any customer of the Corporation other than a permitted right of cancellation for cause.

12.40	There are no outstanding claims by any non-trade creditor of the Corporation. (Category C)

12.41	There are no agreements or contracts entered into between or among the Corporation and any CDT Affiliate.

13.	CDT UK Warranties and Covenants

Basis of CDT UK Warranties

13.1	In connection with the transfer of the First Sale Stock to the Purchaser, CDT UK warrants to the Purchaser that (save as disclosed in the Disclosure Letter) each of the CDT UK Warranties is true and accurate in all material respects and not misleading as at the First Closing (except as expressly provided in Clause 11.20) and for the avoidance of doubt, the fact that the Second Closing takes place shall not affect the period(s) hereunder within which the Purchaser may claim that any of the Warranties have been breached PROVIDED ALWAYS THAT the Purchaser shall not be entitled to recover damages in respect of the same loss from both the Vendor and/or CDT UK and/or the Corporation and PROVIDED ALWAYS THAT the Purchaser shall not be entitled to any damages in respect of a breach of a CDT UK Warranty if and to the extent that the Purchaser proceeds with the purchase of the Second Sale Stock and has been fully compensated for its damages by an adjustment to the Second Sale Stock Consideration. It is accepted and understood that the Vendor only gives the title warranties in respect of the Second Sale Stock at Second Closing and that neither the Corporation nor CDT UK will give any warranties at Second Closing.

13.2	Each of the CDT UK Warranties is a separate and independent warranty and shall not be limited by reference to any other warranty in this Agreement provided that a disclosure in the Disclosure Letter against one Warranty shall be effective as a disclosure against all Warranties provided always that the information supplied is complete and accurate in relation to such other warranties.

13.3	The provisions of Schedule 7 shall apply to limit the liability of the CDT UK in respect of any Claim.

13.4	Where in relation to a Warranty which specifically requests matters to be addressed in the Disclosure Letter, the information supplied in relation to that matter in question in the Disclosure Letter is complete and accurate in relation to each applicable warranty.

CDT UK Warranties

THE CDT UK WARRANTIES ARE AS FOLLOWS

13.5	The Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. (Category C)

13.6	The execution, delivery and performance by the Vendor of this Agreement and the consummation by the Vendor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Vendor. (Category C)

13.7	This Agreement has been duly and validly executed and delivered by the Vendor and constitutes the legal, valid, and binding obligation of the Vendor, enforceable against it in accordance with its terms. The execution, delivery and performance by the Vendor of this Agreement and the consummation by the Vendor of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Vendor or any CDT Affiliate is subject; (ii) violate any order, judgment or decree applicable to the Vendor or any CDT Affiliate; (iii) result in a breach or default entitling termination under, any license, including, without limitation, the SEC Cross-License, or any other provision of any other license necessary for the Corporation to carry on the business or for the Corporation’s customer to utilize the Products; (iv) result in a breach or default under the Articles of Incorporation, By-laws or other charter documents, of the Vendor or any CDT Affiliate (v) result in the creation of, or give any party the right to create, an Encumbrance upon the property or assets of the Vendor or any CDT Affiliate or the Corporation, including the Vendor’s and any CDT Affiliate’s and the Corporation’s Intellectual Property. (Category C).

13.8	No consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority or any other third party is required in connection with the execution, delivery or performance by the Vendor of this Agreement or the taking of any other action contemplated hereby. (Category C)

13.9	There is not now nor has there been in the past any Litigation pending (pending meaning that a suit has been filed) the Corporation and the Vendor are parties to, or to the Vendor’s knowledge, threatened, which seeks to enjoin, limit or obtain damages in respect to the Intellectual Property owned by, or any license granted to or by, the Vendor or any CDT Affiliate or the Corporation. (Category C)

13.10	The Management Accounts have been consistently prepared and fairly reflect the trading position of the Corporation as at their date and for the period to which they relate. (Category C)

13.11	Except as noted in the Accounts, the Corporation is not a guarantor or indemnifier of any indebtedness of any other person, firm or corporation. (Category C)

13.12	The Corporation has not received any grants, allowances, loans or financial aid of any kind from any government department or other board, body, agency or authority. (Category C)

13.13	The Corporation has paid in full or has made sufficient reserves for all of the payments and obligations due or payable with respect to its employees. (Category C)

13.14	Save as disclosed in the Management Accounts since the Accounts Date there has been no material change in the financial or trading position of the Corporation. (Category C)

13.15	Since the Accounts Date the Corporation has not incurred or committed to incur any material capital expenditure (being capital expenditure in excess of $100,000 in respect of any one item or in a series of related transactions). (Category C)

13.16	True copies of the Policies have been made available for inspection to the Purchaser’s advisers and are summarised in the Disclosure Letter. No premiums are overdue in respect of the Policies. There are no outstanding claims in respect of the Policies. (Category C)

13.17	CDT UK has received no written warning from a third party regarding patent infringement by the Products nor has it received any written notice that any patent utilized by the Corporation is subject to an invalidation claim. (Category C)

13.18	There have been no significant indications known to CDT UK that any of the Subcontractors will prematurely terminate any existing contract with the Corporation or otherwise prematurely cease to work for the Corporation within three years after the First Closing. (Category C)

13.19	The Corporation has entered into an employment contract (including the protection of Intellectual Property) with each of the Key Employees. (Category C)

13.20	CDT UK and any CDT Affiliate are not in any default (a) under its respective Memorandum or Articles of Association, certificate of incorporation or (b) so far as CDT UK are aware under any note, indenture, mortgage, or under any lease, agreement, contract, purchase order or other instrument, document or agreement to which it is a party or by which it or any of its property is bound or affected nor (c) so far as CDT UK is aware with respect to any applicable law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case described in Clause (a) or Clause (b) hereof, would have a material adverse effect. (Category C)

13.21	Neither the execution and delivery of this Agreement nor any agreement executed contemporaneously herewith and the compliance by CDT UK with the terms and provisions hereof and thereof, will conflict with, or result in any breach or violation of, any of the terms, conditions and provisions of:

(i)	CDT UK’s Certificate of Incorporation or By-Laws;

(ii)	any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which they are subject;

(iii)	mortgage, contract or indenture to which it is a party or to which it is subject; or

(iv)	so far as CDT UK are aware any applicable law, including without limitation any laws of the United Kingdom or the United States. (Category C)

13.22	The Corporation has not received any product liability claim regarding its products. (Category A)

13.23	The Corporation is not subject to any existing environmental liability under any common law, state, federal or any governmental entity’s laws or ordinances. There does not exist now any situation that could potentially obligate the Corporation to remediate, clean-up or take any other action with respect to any land that it occupies, previously occupied or to which the Corporation caused or may have caused any damage. The Corporation has not utilized, stored, sold, manufactured or possessed hazardous substance under any environmental law or any common law or other law that could potentially expose the Corporation to a material environmental liability. (Category A)

13.24	The Vendor has delivered to the Purchaser copies of the Accounts which fairly present the financial condition and operating results of the Corporation as at the Accounts Date. The Accounts have been prepared in accordance with US GAAP. (Category C)

13.25	Each of the Corporation’s Tax Returns in respect of the period up to 31 December 2002 has been filed on its behalf and, is complete and materially correct, and all Taxes which have become due and any interest and penalties with respect to such Taxes, have been paid. No unsatisfied deficiency, delinquency, or default for any Taxes of the Corporation has been claimed or assessed against the Corporation, nor has the Corporation received written notice of any such deficiency, delinquency, or default and the Corporation is unaware of any situation that would give rise to any assessment related to any unsatisfied deficiency, delinquency, or default for any Taxes. (Category A)

13.26	No action, proceeding or governmental inquiry or investigation, including any action, proceeding or governmental inquiry or investigation related to the failure to pay Taxes, is pending (pending meaning that a suit has been filed) or (to the best of the knowledge and belief of CDT UK) threatened against CDT UK, any CDT Affiliate or any of their officers, directors or employees (in their capacity as such) or any of their properties before any court, arbitration board or tribunal or administrative or other governmental agency in any jurisdiction, nor is CDT UK or any CDT Affiliate aware that there is any basis, factual or otherwise, for the foregoing, and which remains outstanding. The foregoing includes without limiting its generality, actions pending (pending meaning that a suit has been filed) or threatened involving the prior employment of any of CDT UK’s or CDT Affiliates’ employees or use by any of them in connection with the Vendor’s or CDT Affiliates’ business of any information, property or techniques allegedly proprietary to any of their former employers. (Category C).

13.27	Pursuant to the Note Purchase Agreement dated 9 November 2001 (“Note Purchase Agreement”) and the Separation and Services Agreement dated November 20, 2001 (“Separation and Services Agreement”) the Corporation has good and full title, control and possession to the Assets as defined in both the Note Purchase Agreement and (except a expressed mentioned therein the Separation and Services Agreement and has unlimited right to use them for an indefinite period and a world wide, perpetual, non-exclusive, fully paid-up non-royalty bearing, non-transferable right and license to use the Licensed Technology or the Company Intellectual Property as defined respectively in both the Separation and Services Agreement and the Note Purchase Agreement for use in a non-graphic industry and not in competition with Raster Graphic, Inc., both without any restrictions by or obligations against either of these companies. (The contents of the Assets and the Licensed Technology are detailed in the Disclosure Letter. (Category A)

13.28	The conduct of the Corporation’s business as now conducted and as reasonably will be conducted in the future is not in competition with Raster Graphic, Inc. as prohibited by any agreement between the Corporation and Raster Graphic, Inc. (Category A)

13.29	CDT UK does not own any shares nor equity of the Corporation.

13.30	CDT UK is not a party to any agreement, arrangement or commitment which relates to matters outside its ordinary business or was not entered into on arms’ length terms.

13.31

CDT UK and the Corporation are not responsible and will not be held liable for any debt, obligation, liability or any costs or expense whatsoever, associated with, incurred by or owed by Opsys US or its affiliates. Opsys US has not borrowed any money from or otherwise incurred any debt owed to CDT UK or the Corporation that is currently outstanding or has been forgiven, reduced or restructured by CDT UK or the Corporation. The obligations of Opsys US and any related bankruptcy or similar proceeding or any lawsuit or other claim made against Opsys US shall not Encumber any asset of the Corporation, including Intellectual Property. The Corporation does not utilize any Intellectual Property licensed from or otherwise provided by Opsys US or CDT Oxford Limited (formerly known as Opsys UK Limited). (Category C)

13.32	So far as CDT UK is aware, the entering into this Agreement, the JVA and all the other Ancillary Agreements with the Purchaser contemplated by the parties hereto, shall not cause any existing agreement (“Existing Agreements”) between the Corporation and any other party or parties to become void, voidable or illegal and the Corporation will not be limited in its ability to perform its obligations under the Existing Agreements as a result of Purchaser acquiring an interest in the Corporation. (Category C)

13.33	The loan balance of the Corporation due to the Vendor was USD $7,859,559 as at close of business on February 28, 2003 and US$ 8,919,559 as at close of business on May 31, 2003. (Category C)

13.34	The Corporation has not incurred any debt not disclosed in the Schedule of Creditors as of the date of the First Closing.

13.35	The warranties: provided by the Vendor and the Corporation above shall be deemed given by and shall be enforceable against CDT UK.

CDT UK Covenants

THE CDT UK COVENANTS ARE AS FOLLOWS

13.36	CDT UK covenants and undertakes with the Purchaser that, in the event of the Purchaser bringing a claim against the CDT UK in respect of this Agreement, then the CDT UK will not make any claim against the Corporation or any director or employee of the Corporation on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. (Category C)

13.37	CDT UK covenants and undertakes with the Purchaser that it shall not grant or permit the imposition of any Encumbrance, in relation to any Intellectual Property owned by it and licensed to the Corporation as contemplated by the Joint Venture Agreement in such a way as to prevent or otherwise interfere in any material way with the manufacturing or sale rights granted under the aforesaid licence.

13.38	CDT UK shall keep the detailed terms of this deal confidential (including but not limited to sale price and terms of the sale of the Stock) except to the extent it is necessary or reasonable to make such a disclosure to a bona fide investor or potential investor in the Vendor, customer or governmental agency. (Category C)

13.39	Unless otherwise expressly agreed to by the Purchaser in advance, the Corporation, CDT UK and the Vendor agree that they shall not terminate or amend the SEC Cross-License in such manner which, when all circumstances are considered, may adversely affect to a significant degree the interests of the Corporation, irrespective of the effect such amendment may have on existing or potential future customers of the Corporation. (Category A)

13.40	CDT UK hereby covenants and undertakes not to exercise any of its Intellectual Property in any way that would prevent or restrict (i) the Corporation from developing, manufacturing, selling, distributing, supporting or otherwise exploiting the Product; (ii) the Corporation’s customers who utilize the Products from utilizing the Product; or (iii) the Purchaser and its Group members (as defined in the JVA) who utilize the Products from utilizing the Product. CDT UK will not bring any claim based upon the use of CDT UK’s or the Vendor’s Intellectual Properly against such persons listed above provided always that the activities of such persons are within the parameters described above. Following the Second Closing, these covenants and undertakings shall extend in favour of any successor to the Corporation, licensee of the Corporation or subcontractor of the Corporation provided such person is the Purchaser or a Group Member of the Purchaser (as the same is defined in the JVA). (Category A).

14.	Deliveries

14.1	At First Closing, the Vendor shall procure that the New Certificate of Incorporation is adopted in accordance with the provisions of the Delaware General Corporation Law, by:

•	the board of directors of the Corporation adopting resolutions setting forth such amendment and restatement, declaring its advisability and directing that it be submitted to the stockholders of the Corporation for their approval;

•	the holders of outstanding stock having consented in writing to the adoption of such amendment and passed such resolutions as are necessary to this effect.

14.2	At First Closing, the Vendor shall procure that the New By-Laws are adopted in accordance with the provisions of the Delaware General Corporation Law by:

•	the board of directors of the Corporation adopting resolutions setting forth such amendment and restatement, declaring its advisability and directing that it be submitted to the stockholders of the Corporation for their approval;

•	the holders of outstanding stock having consented in writing to the adoption of such amendment and passed such resolutions as are necessary to this effect.

14.3	At each of the First Closing and the Second Closing, the Vendor shall deliver the following documents to the Purchaser:

(a)	certificates representing the Stock being transferred at such Closing;

(b)	a certified copy of the board resolutions of the Vendor and the Corporation approving the sale of the Stock from the Vendor to the Purchaser;

(c)	(at the Second Closing only), resignations, effective as of the date of the sale, of the directors of the Corporation appointed by the Vendor;

(d)	a receipt for the purchase price (to the extent then actually received);

(e)	(at the First Closing only) the Disclosure Letter in the agreed form;

(f)	(at the First Closing only) the Vendor and the Corporation’s counterparts of the Pledge Agreement, the JVA and the Ancillary Agreements.

(g)	(At the First Closing only) certificates of the Pledged Securities.

(h)	(At the First Closing only) the Accounts and the Management Accounts; and

(i)	(at the First Closing only) the Conversion and Capital Contribution Agreement between the Vendor and the Corporation dated 11 August 2003 in the agreed form and appropriate corporate approvals.

14.4	At the First Closing, the Purchaser shall deliver to the Vendor, CDT UK and the Corporation the following:

(a)	a counterpart of the Disclosure Letter in the agreed form, countersigned by the Purchaser as to its acceptance of the same;

(b)	the Purchaser’s counterparts of the Pledge Agreement, the JVA and the Ancillary Agreements.

14.5	The Vendor shall deliver or procure that there is delivered to the Purchaser a duly completed instrument of transfer transferring the full legal and beneficial ownership of the relevant Stock to the Purchaser (or to such other person as it may direct) together with the relevant stock certificates (or an acceptable indemnity in lieu thereof).

15.	Power of Attorney

15.1	The Vendor declares that for as long as it remains the registered holder of the First Sale Stock and/or the Second Sale Stock after the purchase thereof by the Purchaser, the Vendor will:

(a)	hold such Stock and the dividends and any other moneys paid or distributed in respect of them after the sale thereof and all rights arising out of or in connection with them in trust for the Purchaser;

(b)	deal with such Stock and all such dividends, distributions and rights as the Purchaser may direct from the day on which the Purchaser is entered in the register of members of the Corporation as the holder of such Stock.

15.2	After the sale of the Stock, the Vendor irrevocably appoints the Purchaser as its attorney for the purpose of exercising any rights, privileges or duties attaching to the Stock including receiving notices of and attending and voting at all meetings of the members of the Corporation.

15.3	For the purpose of Clause 15.2, the Vendor authorises:

(a)	the Corporation to send any notices in respect of its holding of the Stock to the Purchaser; and

(b)	the Purchaser to complete and return proxy cards, consents to short notice and any other document required to be signed by the Vendor as a member in respect of the Stock.

16.	Purchaser Warranties

16.1	In connection with this Agreement the Purchaser warrants to the Vendor and the Corporation and CDT UK that each of the Purchaser Warranties hereunder is true and accurate in all material respects and not misleading at the date of First Closing. Save where otherwise stated, the Purchaser Warranties shall be deemed repeated at the time of the Second Closing (except 16.4 unless and to the extent that this is necessary to be given for the purpose of compliance with applicable US securities legislation and regulations, 16.7, 16.8 and 16.9). Each of the

Purchaser Warranties is a separate and independent warranty and shall not be limited by reference to any other warranty in this Agreement.

THE PURCHASER WARRANTIES ARE AS FOLLOWS

16.2	The Purchaser is duly organized, and validly existing under the laws of Japan.

16.3	The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against it in accordance with its terms. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Purchaser is subject; (ii) violate any order, judgment or decree applicable to the Purchaser (iii) result in a breach or default under the Certificate of Incorporation or By-laws or other organisational documents of the Purchaser.

16.4	The Stock and the Preferred Stock is being acquired by the Purchaser for the Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations in respect of the Stock or the Preferred Stock to any third party. The Purchaser, either alone or with its professional advisors, is capable of evaluating the merits and risks of its investment in the Corporation and has the capacity to protect its own interests in connection with any future purchases of the Preferred Stock.

16.5	The Purchaser has received all the information that it considers reasonably necessary or appropriate for deciding whether to purchase the Stock and whether to enter into this Agreement (and the other agreements referred to in it).

16.6	The Purchaser has had the opportunity to ask questions and receive answers from the Vendor and the Corporation regarding the business and financial condition of the Corporation and to obtain additional information necessary to verify the accuracy of any information provided to it. However this in no way limits any representation or warrant made by the Vendor, CDT UK or the Corporation or exonerates either party from any inaccuracy in any information provided to the Purchaser.

16.7	The Purchaser is not aware of any breach of the Vendor Warranties or the Corporation Warranties or the CDT UK Warranties.

16.8	The Purchaser is not a party to any material litigation, arbitration or administrative proceedings. No governmental or official investigation or inquiry concerning the Purchaser is in progress or pending (pending meaning that a suit has been filed).

16.9	No order has been made, petition presented or, to the best knowledge of the Purchaser, meeting convened for the purpose of considering any resolution for an insolvency process affecting the Purchaser.

17.	Auditors

At the end of the fiscal year 2003 audit, the Corporation shall change its auditors to PricewaterhouseCoopers who shall be responsible for the audit of the fiscal year 2004 and thereafter (or the auditors which the Purchaser has nominated) and the Corporation shall provide all necessary assistance requested by such new auditors to enable such new auditors to prepare for such appointment by the Corporation.

18.	General

18.1	This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the subject matter of this Agreement.

18.2	Unless expressly provided in this Agreement, no term of this Agreement is enforceable by, or intended to confer rights upon, any person who is not a party to it.

18.3	This Agreement shall be binding upon and enure for the benefit of the successors in title of the parties but shall not be assignable by any party without the prior written consent of the other parties.

18.4	No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

18.5	Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding each Closing.

18.6

If any part of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, then that provision shall be deemed not to be a part of this Agreement, and it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

18.7	The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

18.8	Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

18.9	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

18.10	After the sales contemplated herein, the parties shall execute such documents and take such steps as each other may reasonably require to vest the full title to the First Sale Stock and the Second Sale Stock in the Purchaser, and to give each other the full benefit of this Agreement, the JVA and the Ancillary Agreements.

18.11	Any announcement or circular required to be made or issued by any party by law or under any securities regulations may be made or issued by that party without consent if it has first sought consent and given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched).

18.12	Each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.

18.13	Any notice to be given by a party to this Agreement shall be in writing and may be given personally or sent by fax and by prepaid registered post (airmail in the case of an address for service overseas) to the addressee at the address set opposite its name below:

Name	Address	Fax Number	Marked for the attention of

the Vendor	Greenwich House, Madingley Rise, Madingley Road, Cambridge, CB3 OTX, United Kingdom	44 1223 723518	Stephen Chandler

the Purchaser	As above	81-467-82-9114	Yoshio Sunaga

the Corporation	As above	1 925 225 4701	David Orgill

CDT UK	As above	44 1223 723518	Stephen Chandler

or at such other address as the party to be served may have notified to the others as its address for service (which shall replace all previous addresses for such party for service).

(a)	Notices shall be deemed to be served:

(i)	if given personally, when delivered;

(ii)	if sent by fax when despatched if despatched during normal business hours of the recipient otherwise at the start of business on the next Business Day following despatch; or

(iii)	if served by registered post shall be deemed served 48 hours after posting to an address in the same country or five days after posting to an address outside the same country.

If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after the opening of business on the next Business Day in that country.

(b)	The deemed service provisions set out in Clause 18.13(a) do not apply to:

(i)	a notice served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or five days (as appropriate) after posting; and

(ii)	a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and if it informs the sending party by telephone, it also despatches a confirmatory facsimile within 2 hours.

(c)	In proving service it will be sufficient to prove:

(i)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipts of letters at its address;

(ii)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted;

(iii)	in the case of facsimile, that it was properly addressed and despatched to the number of the relevant party.

(d)	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

18.14	Where an Expert is to make a determination pursuant to Clause 4.10, Clause 4.14 or Clause 10.10, the parties will attempt to agree on the identity of the Expert before the due date for release of the relevant Sale Escrow Account. In the absence of such agreement, the parties will each appoint one person to represent their interests in choosing an expert and the persons so chosen by the parties shall confer and within 10 days agree on a person to act as the Expert. If the persons chosen by the parties fail to reach an agreement within such 10-day period, either party may apply directly to the head of the San Francisco Office of the American Arbitration Association or their designee.

19.	Officer Liability

The Purchaser shall under no circumstances be entitled to claim against officers or employees of the Vendor, the Corporation or CDT UK (but only against the Vendor, the Corporation or CDT UK themselves) save in the case of fraud or fraudulent misrepresentation on the part of such officers or employees and such officers or employees shall have the benefit of and be entitled to enforce this clause.

20.	Indemnity

20.1	Subject to the terms and conditions of this Agreement and the Purchaser taking all necessary steps to mitigate any relevant loss or liability, the Vendor and CDT UK will defend, indemnify and hold the Purchaser harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party claim against the Purchaser) to the extent to which these are reasonably foreseeable which result from any breach of a representation and warranty or covenant of the Vendor or CDT UK in this Agreement, JVA and the Ancillary Agreement Provided always that, in the event that the Purchaser does not proceed with the Second Sale, the Purchaser may seek to enforce and subsequently enforce any claim against any property of the Vendor and/or CDT UK and/or the Pledged Securities as determined in the discretion of the Purchaser. In relation to any dispute as to the extent to which losses are reasonably foreseeable the burden of proof shall be on the Vendor or CDT UK as appropriate.

20.2	Subject to the terms and conditions of this Agreement, the Purchaser will defend, indemnify and hold the Vendor harmless from and against all claims, losses, liabilities, damages, costs and expense (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party action) to the extent to which these are reasonably foreseeable which result from a breach of a representation and warranty or covenant of the Purchaser in this Agreement.

20.3	For the avoidance of doubt, the amount of any judgement or award against the relevant party or the amount of any reasonable settlement reasonably approved by the Vendor or CDT UK (as the case may require) together with in each such case reasonable fees and expenses of attorneys incurred in investigation or defense of the same, which gives rise to or arises from a breach of this Agreement, shall for the purpose of this clause be regarded as reasonably foreseeable.

20.4	This Agreement and the rights and obligations of the parties shall be governed by, and construed in accordance with, the laws of California, without giving effect to the choice of law principles thereof provided, however, that as to matters of corporate governance and procedure relating to the Corporation, the General Corporation Law of the State of Delaware shall apply.

20.5	Except as provided for herein, any disagreement between the parties over any matters arising out of the interpretation and/or enforcement of the terms of this

Agreement or a subcontract of whatsoever nature including, but not limited to, amounts of money allegedly owed by one party to another party which the parties have not resolved between themselves, shall be submitted to binding arbitration at the instigation of either party hereto. Such party shall provide written notice of the decision to have such disagreement settled by binding arbitration. Each party shall be responsible for paying its own respective costs, fees, attorney’s fees and expenses concerning the arbitration. The arbitration provided for herein shall be held in Tokyo and governed by the then current rules promulgated by the Japan Arbitration Association if the Vendor or CDT UK initiates the arbitration. The arbitration provided herein shall be held in London and governed by the then current rules promulgated by London Court of International Arbitration if the Purchaser initiates the arbitration. No party shall have recourse to the courts to settle any dispute or disagreement between the parties arising out of interpretation and/or enforcement of this Agreement without first having submitted the matter to arbitration as herein described, and then only to enforce the decision arrived at by the majority vote of said arbitrators

20.6	The Parties agree to act at all times in the utmost good faith towards each other in respect of all the matters referred to in this Agreement.

21.	Counterparts

(a)	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

22.	Escrow Instructions

It is hereby acknowledged and accepted by the parties (including in favour of the Escrow Agents as defined in the Escrow Instructions who may rely on the same) that the Escrow Account will not have been formally established at First Closing. The parties hereby further acknowledge and accept (including in favour of the Escrow Agents as defined in the Escrow Instructions who may rely on the same) that it is the intention of the parties that the Escrow Account is to be opened either with an American bank in the United States of America or failing which with an American bank in the United Kingdom reasonably acceptable to the parties and the relevant parties hereby undertake to sign the completed Escrow Instructions upon the identity of such Escrow Account being determined. Until such time as the Escrow Account is opened and the Escrow Instructions have been signed the parties shall procure that Osborne Clarke is irrevocably instructed to hold the First Sale Escrow Amount and the First Additional Escrow Amount in Osborne

Clarke’s USD$ client account to the joint order of the Vendor and the Purchaser (which will require instructions in writing signed by Takishi Fukada on behalf of the Purchaser, or otherwise given on the Purchaser’s behalf by City-Yuwa Partners and signed by Tsuneo Sato, and signed by David Fyfe or Stephen Chandler on behalf of the Vendor) and when the Escrow Account is opened to transfer the same into such account.

This Agreement has been signed on the date appearing at the head of page 1.

Schedule 1

(Definitions and Interpretation)

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“the Accounts”	the audited balance sheet as at the Accounts Date and the audited profit and loss statement for the year ended on the Accounts Date of the Corporation;

“the Accounts Date”	December 31, 2002;

“this Agreement”	this agreement (including any schedule to it);

“Ancillary Agreements”	shall have the meaning ascribed to it in the JVA;

“the Announcement”	the announcement in the agreed form to be issued by the parties following First Closing of this Agreement;

“Auditors”	the auditors of the Corporation at the relevant time;

“Business Day”	a day (other than a Saturday or a Sunday) on which clearing banks are open for business in Tokyo and California;

“Business”	Shall mean the provision and support/maintenance of development and industrial ink jet systems (IIJ) for precision manufacturing of flat panel displays including liquid crystal display (LCD), light emitting polymer (LEP) and for the printing of electronic circuit organic and Thin Film Transistor Displays including:

(a) the design, assembly, selling and servicing of ink jet printing systems;

(b) the development of proprietary software systems for the purpose of permitting flexible programming of print patterns;

and as may be expanded by the mutual agreement of the parties;

“Business Plan”	shall have the meaning ascribed to it in the Joint Venture Agreement;

“Cash Flow”	shall be calculated utilizing the same method in creating cash flow calculations of the Corporation which is made in accordance with accounting policies which are utilized in the 2002 fiscal year and shall be the aggregated cash flow excluding financing activities during such period;

“Category A Warranties and Covenants”;	those matters referred to in Clauses 11, 12 and 13, as relevant;

“Category B Warranties and Covenants”; and

“Category C Warranties and Covenants”

“CDT Affiliate(s)”	shall mean CDT UK, CDT International Limited, and any other entity if the majority of such entity’s ownership interests are owned by the Vendor or the Vendor has the right to appoint the majority of the persons or entities with management control over such entity (but excluding always, for the avoidance of doubt, the Corporation);

“CDT Fallback Licence”	a potential licence between the Corporation and the Vendor to develop, manufacture and support certain technology owned or used by the Corporation which is attached hereto;

“CDT UK Covenants”	the covenants given by CDT UK in this Agreement at clause 13;

“CDT UK Warranties”	the warranties given by CDT UK in this Agreement at clause 13;

“Claim”	a claim by the Purchaser against the Vendor or the Corporation or CDT UK arising out of or in respect of a breach of this Agreement (as the case may require);

“Common Stock”	shall mean the shares of Common Stock par value $.001 per share in the Corporation which carry full voting rights;

“Corporation Covenants”	The covenants given by the Corporation in this Agreement at Clause 12;

“Corporation Warranties”	The warranties given by the Corporation in this Agreement at Clause 12;

“Determination Date”	is defined in clause 5.7;

“the Disclosure Letter”	The letter of the same date as this Agreement in the agreed form from the Vendor and the Corporation and CDT UK to the Purchaser, together with any attachments, disclosing matters that are exceptions to the Vendor Warranties and the Corporation Warranties and the CDT UK Warranties;

“Distressed Sale Situation”	is defined at clause 9.l;

“Encumbrance”	shall mean any mortgage, pledge, charge, lien, security interest or attachment, title retention or other security agreement or arrangement and “Encumber” shall mean to create, have created or otherwise have an Encumbrance placed on an asset or property;

“Equipment Patents”	means any patent which could be infringed by the design or functionality of an ink jet printer irrespective of its application or use in a process;

“Escrow Account”	is defined in Clause 4;

“Escrow Instructions”	the escrow instruction in the form set out in Schedule 9;

“Exit Bonus Plan”	as defined in the JVA;

“Expert”	the Expert to be appointed pursuant to Clause 18.16 to make a determination in accordance with Clause 4.10 or Clause 4.14 (as relevant);

“Expert Determination Method”	is defined in clause 5.6;

“Fair Stock Price”	has the meaning given in Clause 5.8;

“Fair Market Value”	has the meaning given in Clause 5.7;

“Finally Resolved”	shall (in the case of claims against the Vendor CDT UK or the Corporation as the case may be) mean any claim which (i) is accepted (in writing) by the Vendor or the Corporation or CDT UK (as the case may require) as being the liability of the Vendor or the Corporation or CDT UK (as the case may require); or (ii) in respect of which the Purchaser obtains final and binding judgement of a court of competent authority or arbitration award from which there is either no further appeal or from whose judgement the Vendor, CDT UK or the Corporation as the case may be does not appeal within the period during which such appeal may be properly brought; in each case both as to the merit of liability and as to the quantum or amount;

“First Additional Escrow Amount”	has the meaning given in Clause 4.1(b);

“First Closing”	completion of the sale of the First Sale Stock on the terms of this Agreement;

“First Sale”	shall mean the sale of the First Sale Stock;

“First Sale Escrow Amount”	is defined in Clause 4.l;

“First Sale Stock”	shall mean the 6,474 shares of Common Stock sold to Purchaser at First Closing;

“First Sale Stock Consideration”	is defined in Clause 3.l;

“Information Memorandum”	the information memorandum concerning the Corporation, supplied to the Purchaser by the Vendor;

“Intellectual Property”	all intellectual property rights of whatever nature arising in any jurisdiction in the world including, without limitation, any patent, utility model, petty patent, trade or service mark (whether registered or not), trade or business name, registered design, design right, copyright, database right, moral work right and semi-conductor topography right (including, in all such cases, any application for any such right or protection and any right to apply therefore), utility model, any right in any secret process, know-how, confidential information or otherwise or any other associated or similar right or protection;

“Interim Claim Amount”	is defined in Clause 4.11;

“Joint Venture Agreement” or “JVA”	is the joint venture agreement that will become effective on the First Closing and in the agreed form between the Vendor, CDT UK and the Purchaser and the Corporation in respect of the Corporation;

“Key Employees”	shall mean Charles Edwards, David Albertalli, Don Fox, Scott Bruner, James Lyons, David Orgill, Howard Bielich, Robert Taff, Dean Whittmann & Oleg Gratchev in the order shown in Annexure 1;

“Leased Properties”	are the properties occupied by the Corporation under lease or licence;

“LEP”	means light emitting polymer relating to large molecule organic electro luminescent material;

“LEP Display Device”	means an electronic device in which light is generated by a LEP to produce a visible representation on display, incorporating where relevant any semi conductor polymer layers, electrode layers, substrate, supporting or protective layers, the means of driving the display device if this is incorporated as a separate layer or component of a layer contained within the overall display device (e.g. row/column driver. Components on a substrate not related to driving are excluded, e.g. a processor);

“LEP Field”	has the meaning ascribed to it in the JVA;

“Management Accountant”	the internal management accountant of the Corporation, namely Ms Angie Chan;

“Management Accounts”	the unaudited management accounts for the Corporation for the period from 1 January 2003 to 31 July 2003;

“Material Occurrence”	has the meaning given in Clause 6.4;

“Negative Net Worth Elimination Condition”	has the meaning given in Clause 3.2;

“Net Worth”	in calculating Net Worth the following method shall be utilized: (i) US GAAP utilized in creating the audited balance sheet dated December 31, 2002; (ii) notwithstanding (i) above, the following items shall be treated as follows: (a) goodwill shall be $0; (b) intangible fixed assets shall be $0; (c) demonstration machines whether it is considered inventory asset or fixed asset, it shall be deemed a fixed asset from the time of first demonstration and subject to depreciation; (d) inventory assets which are determined to have virtually no value shall be $0; (e) unpaid interest of loans shall be counted monthly as it is created and compound interest shall be considered if it is subject to any loan agreement; (f) bad debt reserve shall be deducted from the net worth;

“New By-Laws”	the Corporation’s By-Laws amended and restated, as set out at Schedule 5;

“New Certificate of Incorporation”	the Corporation’s Certificate of Incorporation amended and restated pursuant to Clause 245 of the Delaware General Corporation Law, as set out at Schedule 4;

“Notice”	includes any notice, demand, consent or other communication;

“Opsys US”	Shall mean Opsys US Corporation;

“Pledge Agreement”	the Pledge Agreement in the form set out at Schedule 11;

“Pledged Securities”	any and all of the shares of Common Stock of the Corporation held by the Vendor and not sold to the Purchaser at First Closing;

“Policies”	the insurance policies maintained by the Corporation;

“Preferred Stock”	shall have the meaning ascribed in the JVA;

“Product”	shall mean any industrial or development, (including laboratory) ink jet system (including any parts thereof and software incorporated therein) or processes for the deposition of materials onto substrates, including existing Litrex products at the date of this Agreement;

“Qualifying Excess”	is the remaining amount of the claim after taking into account the effect of the Limitations on Liability of the Vendor and/or CDT UK at Schedule 7 and after taking into account amounts deducted from the Escrow Account by the Purchaser in respect of such claim;

“Qualifying Proven Claim”	is defined in Clause 5.4;

“Refusal Right”	is defined in clause 8.l;

“SEC”	is defined in Clause 11.29;

“SEC Cross-License”	is defined in Clause 11.29;

“SEC Patents”	means any patents owned or to be owned at any time until 31 December 2010 by SEC to the extent that they relate to or are capable of being used in the development of LEP material and/or LEP Display Devices;

“Second Additional Escrow Amount”	has the meaning given in Clause 4.2;

“Second Sale”	shall mean the sale of the Second Sale Stock;

“Second Sale Stock”	the Common Stock of the Corporation held by the Vendor at the date of this Agreement and not sold to the Purchaser as First Sale Stock;

“Second Sale Stock Consideration”	is defined in Clause 10;

“Second Closing”	completion of the sale of the Second Sale Stock on the terms of this Agreement;

“Schedule of Creditors”	a schedule, as of 31 July 2003, identifying the creditors of the Corporation, in the form set out at Schedule 6;

“Stockholders”	the Vendor and/or the Purchaser (as relevant);

“Subcontractors”	shall mean those subcontractors of the Corporation listed in Schedule 10 hereto;

“Subscription Terms”	the subscription terms set out in Schedule 3;

“Tax”	shall mean any national, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, license, employment, payroll, social security, workers’ compensation, withholding, or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto) imposed by any government authority;

“Tax Returns”	shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Title Warranties”	the warranties to be given by the Vendor to the Purchaser on the Second Closing, in relation to the Second Sale Stock as set out in Clause 11;

“USDC”	is defined in clause 11.50;

“US GAAP”	shall mean generally accepted accounting principles of the United States;

“Valuation Expert”	is defined in clause 5.11;

“Vendor Covenants”	the covenants given by the Vendor to the Purchaser at the time of the First Closing as set out in Clause 11.

“Vendor Warranties”	the warranties given by the Vendor to the Purchaser at the time of the First Closing as set out in Clause 11.

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to:

(i)	any party includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(iii)	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(iv)	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

(v)	any document being “in the agreed form” means in a form which has been agreed by the parties on or before the date of this Agreement and for identification purposes signed or initialled by them;

(vi)	dollars or the sign “$” means US dollars or the currency of the United States of America;

(vii)	the expression “so far as the Vendor is aware” or “to the best of the knowledge and belief of the Vendor” (or any such similar expression) shall mean to the knowledge of Ian Butcher, David Fyfe or Stephen Chandler after having made due and proper enquiry;

(viii)	the expression “so far as CDT UK is aware” or “to the best of the knowledge and belief of CDT UK” (or any such similar expression) shall mean to the knowledge of Ian Butcher, David Fyfe or Stephen Chandler after having made due and proper enquiry;

(ix)	the expression “so far as the Corporation is aware” or “to the best of the knowledge and belief of the Vendor” (or any such similar expression) shall mean to the knowledge of, David Orgill or Chuck Edwards after having made due and proper enquiry;

(c)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(d)	general words shall not be given a restrictive meaning:

(i)	if they are introduced by the word “other” by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing;

(ii)	by reason of the fact that they are followed by particular examples intended to be embraced by those general words.

Signed by	)

CDT Acquisition Corp.	)	/s/ David Fyfe
acting by 2 authorised signatories	)	David Fyfe
CEO

	)	/s/ Ian Butcher
	)	Ian Butcher
CFO

Signed by	)

Ulvac, Inc.	)	/s/ Kyuzo Nakamura
acting by 2 authorised signatories	)	Kyuzo Nakamura
CEO

	)	/s/ Hidenori Suwa
Hidenori Suwa
Executive Senior Managing
Director

Signed by

Litrex Corporation	)	/s/ David Fyfe
acting by 2 authorised signatories	)	David Fyfe
CEO

	)	/s/ Ian Butcher
	)	Ian Butcher
CFO

Signed by

Cambridge Display Technology Limited	)	/s/ David Fyfe
acting by 2 authorised signatories	)	David Fyfe
CEO

	)	/s/ Ian Butcher
	)	Ian Butcher
CFO